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PROXY STATEMENT TABLE OF CONTENTS

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

First Midwest Bancorp, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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	(1)	Amount Previously Paid:
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April 6, 2012

Dear Stockholder:

        I am pleased to invite you to attend the 2012 Annual Meeting of Stockholders of First Midwest Bancorp, Inc. which will be held on Wednesday, May 16, 2012 at 9:00 a.m., Central time, at the Westin Chicago Northwest Hotel, 400 Park Boulevard, Itasca, Illinois 60143. Attached and enclosed you will find a Notice setting forth the business expected to come before the meeting, a Proxy Statement, a Proxy Card and a copy of our 2011 Annual Report.

        We are pleased to once again offer multiple options for voting your shares. As detailed in the "Questions and Answers" section of the Proxy Statement, you can vote your shares via the Internet, by telephone, by mail or by written ballot at the Annual Meeting.

        Your vote is very important to us. Whether or not you plan to attend the meeting in person, your shares should be represented and voted. Please cast your vote either by mail, telephone, or the Internet as instructed on the enclosed Proxy Card. Voting in any of these ways will not prevent you from attending the Annual Meeting. The Proxy Statement further explains how you can attend the Annual Meeting.

        On behalf of our Board of Directors, I would like to express our appreciation for your continued interest in the affairs of First Midwest Bancorp, Inc. I hope you will be able to attend the Annual Meeting.

Sincerely,
Michael L. Scudder President and Chief Executive Officer

First Midwest Bancorp, Inc.
One Pierce Place, Suite 1500
Itasca, Illinois 60143

NOTICE OF ANNUAL MEETING

Date and Time:	May 16, 2012 at 9:00 a.m., Central time
Place:	Westin Chicago Northwest Hotel, 400 Park Boulevard, Itasca, Illinois 60143
Items of Business:	• To elect two directors to our Board of Directors for a three-year term ending in 2015.
• To consider an advisory vote ratifying the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2012.
• To consider advisory approval of the company's executive compensation.
• To consider an advisory vote regarding the frequency of the advisory approval of the company's executive compensation.
• To transact such other business as may properly come before the Annual Meeting.
Record Date:	You can vote only if you owned shares of First Midwest Bancorp, Inc. common stock at the close of business on March 23, 2012, the Record Date for the Annual Meeting.
Stockholders of Record List:
A list of the stockholders of record as of March 23, 2012 will be available for inspection during ordinary business hours at our offices, One Pierce Place, Suite 1500, Itasca, Illinois 60143, from May 4, 2012 to May 16, 2012, as well as at the Annual Meeting.
Additional Information:	Additional information regarding the matters to be acted upon at the Annual Meeting is included in the accompanying Proxy Statement.
Proxy Voting:
It is important that your shares be represented and voted at the Annual Meeting. You can vote your shares by mail, telephone, or the Internet as instructed on your Proxy Card. Voting in any of these ways will not prevent you from attending or voting your shares at the Annual Meeting. For instructions on how to vote your shares, see pages 1 to 5 of the enclosed Proxy Statement.
Mailing Date:	This notice and the accompanying Proxy Statement, Proxy Card and 2011 Annual Report were mailed to you on or about April 6, 2012.

By order of the Board of Directors,

Cynthia A. Lance
 Executive Vice President and
Corporate Secretary
First Midwest Bancorp, Inc.
April 6, 2012

PROXY STATEMENT

First Midwest Bancorp, Inc.
One Pierce Place, Suite 1500
Itasca, Illinois 60143

PROXY STATEMENT

INTRODUCTION AND SUMMARY

        This Proxy Statement is furnished in connection with a solicitation of proxies by the Board of Directors (Board) of First Midwest Bancorp, Inc., a Delaware corporation (FMBI, First Midwest, the Company or we), to be used at our 2012 Annual Meeting of Stockholders (Annual Meeting). The approximate date on which this Proxy Statement and the accompanying Proxy Card are first being sent to stockholders is April 6, 2012. The following is a summary of certain key disclosures in this Proxy Statement.

Annual Meeting

Time and Date:	May 16, 2012 at 9:00 a.m., Central Time
Place:	Westin Chicago Northwest Hotel, 400 Park Boulevard, Itasca, IL 60143
Record Date:	March 23, 2012

Items to be Considered	Board Vote Recommendation
Election of Directors	FOR
Advisory Vote Ratifying Independent Auditors	FOR
Advisory Approval of the Company's Executive Compensation	FOR
Advisory Vote Regarding the Frequency of the Advisory Approval of the Company's Executive Compensation	EVERY YEAR

Director Nominees	Age	Director Since	Independent	Board Vote Recommendation
Barbara A. Boigegrain General Secretary and Chief Executive Officer of the General Board of Pension and Health Benefits of The United Methodist Church	54	2008	Yes	FOR
Robert P. O'Meara Chairman and former Chief Executive Officer of First Midwest Bancorp, Inc., and Vice Chairman of First Midwest Bank	74	1982	Yes	FOR

Auditors

        We are asking our stockholders to ratify the selection of Ernst & Young LLP as our independent auditors for 2012. We paid Ernst & Young $1,324,230 in 2011, and $1,210,756 in 2010 for audit and related services.

Executive Compensation

        We are asking for stockholder approval of the compensation of our named executive officers as disclosed in this Proxy Statement. We also are asking for stockholder approval of the Company holding an annual stockholder advisory vote on executive compensation. Key elements of our executive compensation programs include:

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  Rewarding executives for long-term strategic management and stockholder value enhancement.

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  Reasonable equity compensation plans taking into account results, overall burn rate, vesting practices and dividend payments.

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  Reasonable severance benefits related to change-in-control including the elimination of gross-ups on excise taxes in employment agreements.

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  Features that mitigate the risk associated with compensation.

QUESTIONS AND ANSWERS

Who can vote at the Annual Meeting?

        You are entitled to vote or direct the voting of your shares of FMBI common stock (Common Stock) at the Annual Meeting if you were a stockholder of record at the close of business on March 23, 2012, the record date (Record Date) for the Annual Meeting. On that date, there were approximately 74,974,000 shares of Common Stock outstanding, each of which is entitled to one vote for each matter to be voted on at the Annual Meeting, held by approximately 2,290 registered stockholders of record.

        A proxy is your direction to another person to vote your shares. When you sign the enclosed Proxy Card, you will appoint certain members of our management to vote your shares at the Annual Meeting in the manner you instruct. Even if you plan to attend the Annual Meeting, you should complete, sign and return your Proxy Card in advance.

Who is entitled to receive this mailing?

        If you hold Common Stock that is registered in your name through our transfer agent (BNY Mellon Shareowner Services) as of the Record Date, you are a "stockholder of record". However, if you hold shares of our Common Stock indirectly through a broker, bank or similar institution, you are not a stockholder of record, rather, you are a stockholder whose shares are held in "street name" and your broker, bank, or other nominee is considered the stockholder of record and you are considered the "beneficial owner" of the shares. We sent copies of our proxy materials directly to all stockholders of record. If you are a beneficial owner whose shares are held in "street name", these materials were sent to you by the bank, broker or similar institution through which you hold your shares. As the beneficial owner, you can direct this entity on how to vote your shares at the Annual Meeting, and it is obligated to provide you with a voting instruction form for you to use for this purpose.

What does it mean if I receive more than one Proxy Card?

        If you receive multiple Proxy Cards, this means you hold your shares in more than one account. To ensure that all your shares are voted, sign and return each Proxy Card. If you vote on the Internet or by telephone, you will need to vote for each Proxy Card you receive.

How are shares voted and counted?

        If you are a "stockholder of record" and you properly submit your Proxy by the Internet, telephone or mail, your shares will be voted in accordance with your instructions. If you sign, date and return your Proxy Card, but do not give voting instructions, your shares will be voted in the manner recommended by the Board for each director nominee and each Item, and otherwise in accordance with the judgment of the persons voting the Proxy on any other matter properly brought before the Annual Meeting.

        If your shares are held in "street name", they may be voted by the institution through which you hold your shares on non-routine matters only if you have provided the institution with voting instructions, and on routine matters with or without voting instructions from you. If you do not give your institution voting instructions for non-routine items, your shares will be treated as "broker non-votes". This means your shares will be counted for the purpose of determining if a quorum is present, but will not be included as votes cast with respect to the non-routine item. The determination of whether a matter is non-routine or routine is made under the rules of the Nasdaq Stock Market. The following chart explains which Items are routine and non-routine.

Item	Type	Effect of Abstentions and Broker Non-Votes
Election of Directors	Non-Routine	Broker non-votes and votes to ABSTAIN are not treated as a "vote cast" with respect to the election of a director, and thus will have no effect on the outcome of the vote.
Ratification of Independent Auditors	Routine	Broker non-votes and votes to ABSTAIN are not treated as a vote FOR or AGAINST, and thus will have no effect on the outcome of the vote.
Approval of the Company's Executive Compensation	Non-Routine	Broker non-votes and votes to ABSTAIN are not treated as a vote FOR or AGAINST, and thus will have no effect on the outcome of the vote.
Frequency of Advisory Approval of the Company's Executive Compensation	Non-Routine	Broker non-votes and votes to ABSTAIN are not treated as a vote on the frequency, and thus will have no effect on the outcome of the vote.

What is the required vote for each Item?

        A quorum is required to transact business at the Annual Meeting. The holders of a majority of the outstanding shares of Common Stock on the Record Date, present in person or represented by proxy and entitled to vote, will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes are treated as present for quorum purposes.

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  Item 1—Election of Directors.  You may vote FOR or AGAINST any or all director nominees, or you may ABSTAIN as to one or more directors. A majority of the votes cast with respect to the election of a director must be voted FOR the director in order for the director to be elected. A director who fails to receive a majority FOR vote will tender his or her resignation to the Board for consideration, and our Nominating and Corporate Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will consider the recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results.

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  Item 2—Vote Ratifying the Appointment of Independent Auditors.  You may vote FOR or AGAINST this Item or you may ABSTAIN. A majority of the votes cast must be voted FOR ratification in order for the Item to pass.

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  Item 3—Vote Approving Executive Compensation.  You may vote FOR or AGAINST this Item or you may ABSTAIN. A majority of the votes cast must be voted FOR the Item in order for it to pass.

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  Item 4—Vote Approving Frequency of the Vote on Executive Compensation.  You may vote that we have this advisory vote EVERY YEAR, EVERY TWO YEARS or EVERY THREE YEARS or you may ABSTAIN.

How do I vote?

        If you are a stockholder of record you may cast your vote in one of four ways:

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  By Internet.  The web address for Internet voting can be found on the enclosed Proxy Card. Internet voting is available 24 hours a day. To be valid, your vote by Internet must be received by the deadline specified on the card.

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  By Telephone.  The number for telephone voting can be found on the enclosed Proxy Card. Telephone voting is available 24 hours a day. To be valid, your vote by telephone must be received by the deadline specified on the card.

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  By Mail.  Mark the enclosed Proxy Card, sign and date it, and return it in the pre-paid envelope we have provided. To be valid, your vote by mail must be received by the deadline specified on the card.

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  At the Annual Meeting.  You can vote your shares in person at the Annual Meeting. If you are a stockholder of record, you must present an acceptable form of identification (such as a valid driver's license) in order to vote at the meeting.

        If you hold your shares in "street name" you may vote by following your broker's instructions or, in order to vote at the meeting, you must obtain from your account representative at the institution through which you hold your shares, both an account statement showing you owned shares of Common Stock as of March 23, 2012 and a legal proxy form, and bring them to the meeting.

How can I revoke my proxy, substitute a new proxy or change my vote?

        You can revoke your Proxy or substitute a new Proxy at any time before your Proxy is voted at the Annual Meeting by:

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  submitting a new Proxy through the Internet or by telephone; or

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  executing and mailing a Proxy Card that is received on a later date; or

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  giving written notice of revocation to our Corporate Secretary at One Pierce Place, Suite 1500, Itasca, Illinois 60143; or

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  voting in person at the Annual Meeting.

        If your shares are held in "street name", you may change your vote by submitting new voting instructions to your broker, bank, or similar institution.

How can I obtain an additional Proxy Card?

        If you lose, misplace or otherwise need to obtain a Proxy Card, and:

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  you are a stockholder of record, contact our Corporate Secretary's office at 630-875-7463; or

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  you hold Common Stock indirectly through a bank, broker or similar institution, contact your account representative at that organization.

How will current FMBI employees who participate in the FMBI benefit plans receive a proxy mailing?

        Employees who participate in the First Midwest Bancorp, Inc. Savings and Profit Sharing Plan (Savings and Profit Sharing Plan), First Midwest Bancorp, Inc. Non-qualified Retirement Plan (Retirement Plan), First Midwest Bancorp, Inc. Stock Option Gain Deferral Plan (Gain Deferral Plan) and/or the First Midwest Bancorp, Inc. Dividend Reinvestment Plan, and have a Company e-mail address, will receive an e-mail from Broadridge Financial Solutions, Inc. describing how to access proxy materials and vote via the Internet or telephone. One e-mail will be sent for all accounts registered in the same employee name. If the employee's accounts are registered in different names, he or she will receive a separate e-mail for each account. This e-mail will be titled: FIRST MIDWEST BANCORP, INC. 2012 ANNUAL MEETING OF STOCKHOLDERS AND PROXY VOTE.

        The trustees under these plans are the stockholders of record of all shares of Common Stock held in the plans, and the trustees will vote the shares held for the account of each employee in accordance with the instructions received from the employee. Employees should instruct the trustees how to vote their shares by using the instructions provided in the e-mail and vote via the Internet or by telephone. If the trustees do not receive voting instructions by the specified deadline, the trustees will vote the shares proportionally in the same manner as those shares for which instructions were received. Because the employees are not the record owners of the related shares, the employees may not vote these shares in person at the Annual Meeting.

Who pays for the expenses of this proxy solicitation?

        We will pay the expenses of the preparation of proxy materials and the solicitation of proxies for the Annual Meeting. In addition to the solicitation of proxies by mail, solicitations may be made by certain of our directors, officers or employees or affiliates telephonically, electronically or by other means of communication. Directors, officers and employees will receive no additional compensation for any such solicitation. We will reimburse brokers and other similar institutions for costs incurred by them in mailing proxy materials to beneficial owners in accordance with applicable rules.

What do I need to do to attend the Annual Meeting?

        All stockholders must bring an acceptable form of identification, such as a driver's license, in order to attend the Annual Meeting in person. In addition, if you hold shares in "street name" and would like to attend our Annual Meeting, you will need to bring an account statement or other acceptable evidence of ownership of Common Stock as of the close of business on March 23, 2012, the Record Date for voting.

Additional Information

        A copy of our Annual Report for the fiscal year ended December 31, 2011 is enclosed with this Proxy Statement. You also may obtain additional information regarding First Midwest Bancorp, Inc., including our corporate governance policies and practices, by visiting our website at www.firstmidwest.com/investorrelations, or by a written request to our Corporate Secretary at First Midwest Bancorp, Inc., One Pierce Place, Suite 1500, Itasca, Illinois 60143. A complete copy of this Proxy Statement and our Annual Report for the fiscal year ended December 31, 2011 are also available at www.firstmidwest.com/proxymaterials.

ITEM 1—ELECTION OF DIRECTORS

Nominees for Election

        Our Board currently consists of 14 directors. However, both Bruce S. Chelberg (director since 1989) and Joseph W. England (director since 1986) have determined that they will retire from service to our Board when their current term expires at the Annual Meeting on May 16, 2012. Both Messrs. Chelberg and England will continue to serve as a director until the Annual Meeting. We would like to thank them for their many years of exemplary service and contributions to First Midwest.

        After the Annual Meeting, our Board will be set at 12 members. Our Board is divided into three classes, with each class serving for staggered three-year terms. As a result, each year, only one class of directors stands for election at our Annual Meeting. This year, upon the recommendation of our Nominating and Corporate Governance Committee, our Board nominated Barbara A. Boigegrain and Robert P. O'Meara to stand for election, both of whom are currently directors of FMBI and have previously been elected as directors by our stockholders.

        If elected, each nominee will hold office for a three-year term ending in 2015 and until his or her successor has been elected and qualified, or until his or her earlier resignation or removal. Each nominee has informed us that he or she is willing to serve as a director. Each nominee will tender his or her resignation as a director in accordance with our By-Laws and Corporate Governance Guidelines if the director fails to receive the required vote for election, and the Board will determine whether it is in the best interest of the Company to accept any tendered resignation.

Nomination Process

        In evaluating, identifying and recommending nominees for the Board, our Nominating and Corporate Governance Committee places primary emphasis on the criteria set forth in our Corporate Governance Guidelines which includes:

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  the individual's judgment, expertise, character, skills, background, knowledge of matters useful to the oversight of the Company and other relevant experience;

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  the individual's ability and willingness to commit adequate time to Board and committee matters; and

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  the extent to which the interplay of the individual's expertise, skills, knowledge and personality with that of other Board members will build a Board that is effective, collegial and responsive to the needs of the Company.

        We do not set specific, minimum qualifications that nominees must meet in order to be recommended to the Board. Each nominee is evaluated based on his or her individual merits, taking into account the needs of the Company and the composition of the Board. The Nominating and Corporate Governance Committee discusses and evaluates possible candidates in detail and outside consultants are sometimes employed to help identify potential candidates. When determining whether to recommend a director for re-election, the Nominating and Corporate Governance Committee considers the director's past participation in and contributions to Board activities. The Board has not adopted a formal diversity policy for nominees. When making recommendations for nominees to the Board, however, the Nominating and Corporate Governance Committee attempts to include directors who, when taken together with the other nominees and continuing directors, will create a group that offers a diversity of education, professional experience, background, age, perspective, viewpoints and skill. The Nominating and Corporate Governance Committee will consider and evaluate director candidates recommended by stockholders in the same manner as other candidates identified by the Committee. A stockholder wanting to formally nominate a candidate must do so by following the procedures described in the Company's Restated Certificate of Incorporation and By-Laws, as amended from time to time.

Independence of Nominees and Non-Employee Directors

        Our Board determines the independence of all non-employee directors in accordance with the "independence" requirements of the Nasdaq Stock Market listing standards (Nasdaq Rules). Accordingly, each year the Board affirmatively determines whether each non-employee director has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Annually, each non-employee director is required to complete a questionnaire that provides information about relationships that might affect the determination of independence. Management then provides the Nominating and Corporate Governance Committee and Board with relevant facts and circumstances of any relationship bearing on the independence of a director or nominee that are outside the categories permitted under Nasdaq Rules.

        Based on the review and recommendation by the Nominating and Corporate Governance Committee, the Board analyzed the independence of each of the Company's nominees and other current directors, and determined that the following directors meet the standards of "independence" under our Corporate Governance Guidelines and Nasdaq Rules: Barbara A. Boigegrain, Bruce S. Chelberg, John F. Chlebowski, Jr., Joseph W. England, Brother James Gaffney, Phupinder S. Gill, Peter J. Henseler, Patrick J. McDonnell, Robert P. O'Meara, Ellen A. Rudnick, Michael J. Small, John L. Sterling and J. Stephen Vanderwoude. Our Board also determined that Michael L. Scudder, the Company's current President and Chief Executive Officer is not "independent" under the standards of our Corporate Governance Guidelines and Nasdaq Rules. In addition, our Board determined that:

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  Each member of the Audit Committee is financially literate and has accounting or related financial management expertise (as such qualifications are defined under Nasdaq Rules),

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  Mr. McDonnell is an "audit committee financial expert" within the meaning of the rules and regulations of the Securities and Exchange Commission (SEC).

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  Each member of the Compensation Committee is a "non-employee director" within the meaning of SEC Rule 16b-3, and an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code.

        As discussed under the section entitled Nomination Process, the evaluation and selection of each member of the Board is based on a variety of factors including professional experience, recognized achievements and community leadership. Included in the table below is the name of each member of the Board, along with his or her principal occupation for at least the previous five years and other professional experience and achievements. Each director has been identified as possessing the requisite skills, experience and attributes that qualify him or her to serve as a member of the Company's Board.

Nominees Standing for Election at the Annual Meeting with a Term Expiring in 2015

Barbara A. Boigegrain (54) Director since 2008	Since 1994, Ms. Boigegrain has served as the General Secretary and Chief Executive Officer of the General Board of Pension and Health Benefits of The United Methodist Church in Glenview, Illinois (a $17 billion pension, health and welfare benefit trustee and administrator). Prior to 1994, she spent 11 years as a consultant with Towers Perrin and 4 years with KPMG Peat Marwick and Dart Industries as a manager and analyst.

Ms. Boigegrain currently serves as a member of the Company's Compensation Committee. Ms. Boigegrain also is a member of the board of directors of Church Benefits Association and Chair of the Church Alliance.

Ms. Boigegrain earned a bachelor's degree from Trinity University in 1979. In her current position with the General Board she has overseen its restructuring and significantly improved its performance and services. In her experience as a benefits consultant, she established the San Diego office of Towers Perrin and built a client base of over $2.5 million.

Through her diverse and distinguished professional background and considerable business accomplishments and achievements, Ms. Boigegrain brings significant leadership, business development, operations and management skills to the Board, as well as valuable knowledge of financial markets, strategic growth and board governance.

Robert P. O'Meara (74) Director since 1982

Mr. O'Meara is currently the Chairman of the Board of First Midwest Bancorp, Inc. and Vice Chairman of the Board of First Midwest Bank (Bank). He previously served as Chairman of the Board from 1998 through 2007 and was re-appointed to this position in September 2008. Mr. O'Meara serves as a member of the Company's Advisory Committee.

Mr. O'Meara served as the Company's Chief Executive Officer from 1987 through 2002 and as its Chief Operating Officer from 1983 to 1987. Mr. O'Meara has over 39 years of experience in the banking and financial services industry. Prior to his tenure with First Midwest, Mr. O'Meara was in private legal practice in Lake County, Illinois.

Mr. O'Meara earned a bachelor's degree from the University of Notre Dame in 1959 and a juris doctorate from Loyola University in 1962. He has served in various leadership positions with several civic and charitable organizations in the metropolitan Chicago area.

Mr. O'Meara brings extensive experience in law, regulatory compliance, banking and executive management to the Board. Through his leadership, intimate knowledge of the Company's business, and significant experience in corporate strategy and bank mergers and acquisitions, Mr. O'Meara provides the Board with invaluable information about the Company and its historic operations as well as considerable experience and expertise with respect to the financial services industry.

Continuing Directors Serving For a Term Expiring in 2013

Brother James Gaffney (69) Director since 1998	Brother Gaffney, FSC has served as the President of Lewis University (a leading catholic and Lasallian university) in Romeoville, Illinois since 1988. He obtained a Bachelors degree in Theology and a Masters in Education from Saint Mary's University of Minnesota, a Masters degree in Theology from Manhattan College in New York and a D.Min. degree in Pastoral Theology from the University of Saint Mary of the Lake in Mundelein, Illinois.

Brother Gaffney serves as a member of the Compensation and Advisory Committees and is the Chair of the Nominating and Corporate Governance Committee. He serves as a director, trustee or board member of more than 10 educational, religious, civic, corporate and community organizations and agencies. A member and former chair of the Federation of Independent Illinois Colleges and Universities, he also serves on the Executive Council of Chicago Metropolis Strategies. He is Vice Chairman for the Will County Community Foundation, and is an active board member for the Will County Center for Economic Development. A member of the De La Salle Christian Brothers, he chairs the Lasallian Association of College and University Presidents.

Brother Gaffney has been the recipient of numerous honors including the Roger Osman Award for Distinguished Volunteer Service from the United Way of Will County (1997), Lifetime Achievement Award from the Joliet Region Chamber of Commerce and Industry (2002), the De La Salle Award from Bethlehem University (2005), the Provena St. Joseph Medical Center Founder's Award (2007) and the Saint Patrick High School President's Council Counsellor II Award (2010).

Brother Gaffney's extensive background in education and administration enables him to bring valuable leadership, institutional management and consensus-building skills to the Board. His civic and charitable activities in the metro Chicago area also give him unique insight into the markets and communities in which the Company operates.

Patrick J. McDonnell (68) Director since 2002

Since July 2000, Mr. McDonnell has served as the President and Chief Executive Officer of The McDonnell Company LLC located in Lake Forest, Illinois (a business consulting company). In this position, he works with companies in a wide variety of industries to help define organizational opportunities to improve performance and achieve results. Previously, he served as director of global assurance for PricewaterhouseCoopers LLP, an accounting firm, and vice chairman of business assurance for its predecessor, Coopers & Lybrand, LLP. He has also served as President and COO of LAI Worldwide, Inc., an executive recruiting firm, including facilitating its sale to TMP Worldwide, Inc.

Mr. McDonnell serves as a member of our Audit and Nominating and Corporate Governance Committees. He also serves as a member of the board of directors of Material Sciences Corporation (since 2006). He also is an Adjunct Professor at the Lake Forest Graduate School of Management where he teaches Leading Organizational Change.

Mr. McDonnell earned a BBA degree from the University of Notre Dame in 1965 and an MBA from the University of Michigan in 1970. He is the author of Everybody Wants to Go to Heaven- Six Steps to Organizational Excellence (Summer, 2000). Through his distinct and diverse professional background, Mr. McDonnell brings valuable tactical skills and experience in business management, strategic planning, finance and public company matters to the Board.

Michael L. Scudder (51) Director since 2008

Mr. Scudder is the President and Chief Executive Officer of First Midwest Bancorp, Inc. and Chairman of the Board and Chief Executive Officer of First Midwest Bank. He serves as a member of our Advisory Committee.

Prior to his current appointment in September 2008, Mr. Scudder served as the Company's President and Chief Operating Officer beginning in May 2007, and as its Chief Financial Officer from January 2002 to May 2007. He previously served as the Group Executive Vice President and Chief Financial Officer of First Midwest Bank from May 1995 to December 2001. He also has served in various other management capacities in his over 25 years of service to the Company.

Mr. Scudder earned a bachelor's degree in accounting from Illinois Wesleyan University in 1982, and an MBA from DePaul University in 1993.

Mr. Scudder brings extensive financial and banking experience to the Board and his day to day management of the Company provides the Board with Company-specific experience and expertise, including a complete understanding of the Company's vision and strategy.

John L. Sterling (68) Director since 1998

Mr. Sterling has owned and operated Sterling Lumber Company (a hardwood lumber supplier and distributor) headquartered in Blue Island, Illinois for over 44 years. He serves as a member of our Compensation Committee.

Mr. Sterling earned a bachelors degree in Business Administration in 1967 from Michigan State University. He serves in various leadership positions with several civic and charitable organizations in the Chicago metropolitan area, including the Boy Scouts of America, and he is the recipient of their council's highest award.

Mr. Sterling's impressive and extensive background as a business owner allows him to bring valuable leadership, business development, customer service and strategic management experience to the Board. His business, civic and charitable activities in the metropolitan Chicago area also give him unique insight into the markets and communities in which the Company operates.

J. Stephen Vanderwoude (68) Director since 1991

Mr. Vanderwoude is currently a private investor. From 1996 until April 2007, he served as Chairman and Chief Executive Officer of Madison River Telephone Company LLC, a company that acquired and operated rural telephone companies. Prior to his service to Madison River, he served as the President, Chief Executive Officer and a director of Powerhouse Technologies, Inc., and President and Chief Operating Officer and a director of Centel Corporation.

Mr. Vanderwoude serves as the Chair of the Company's Compensation Committee and is a member of its Advisory and Nominating and Corporate Governance Committees. From 1999 to 2009, Mr. Vanderwoude served as a member of the board of directors of Centennial Communications Corp and as its Chairman from 2007 to 2009.

Mr. Vanderwoude earned a bachelors degree in engineering from the University of Pennsylvania in 1967 and an MBA from the University of Chicago in 1977. Through his distinctive professional background and considerable business accomplishments and achievements, Mr. Vanderwoude brings valuable skills and experience in leadership, business management, strategic planning, finance, corporate development and public company matters to the Board. He also has extensive knowledge and experience regarding the Company's businesses, which he gained as a result of his over 21 years of service to the Board.

Continuing Directors Serving a Term Expiring in 2014

John F. Chlebowski, Jr. (66) Director since 2007	Mr. Chlebowski served as the President and Chief Executive Officer of Lakeshore Operating Partners, LLC (a bulk liquid distribution firm) from March 2000 until his retirement in December 2004. From July 1999 until March 2000, Mr. Chlebowski was a senior executive and co-founder of Lakeshore Liquids Operating Partners, LLC, a private venture firm, and from January 1998 until July 1999, he was a private investor and consultant in bulk liquid distribution. Mr. Chlebowski served as President and Chief Executive Officer of GATX Terminals Corporation, a subsidiary of GATX Corporation, from 1994 until 1998. He also served in various leadership positions with GATX Corporation, a specialized finance and leasing company, from 1984 to 1994.

Mr. Chlebowski currently serves as a member of the Company's Advisory and Audit Committees. He also is the Chairman of the Board of SemGroup Corporation (since 2009) and is a member of the board of directors of NRG Energy, Inc. (since 2003). He is a former Board member of Laidlaw International, Inc. (2003 to 2007), Phosphate Resource Partners LP (2003 to 2004) and SpectraSite, Inc. (2004 to 2005).

Mr. Chlebowski earned a bachelor's degree in Business Administration from the University of Delaware in 1970 and an MBA with a concentration in Finance (Beta Gamma Sigma) from Pennsylvania State University in 1971. He is active in community affairs and is the past President of the board of directors of Heartland Alliance. He has also served on the boards of the Chicago Heart Association, Chicago City Ballet and Merit Music Program.

Through his extensive and noteworthy professional background and significant business achievements, Mr. Chlebowski brings important public company, leadership, business and risk management and finance experience to the Board, as well as valuable experience and perspective relating to corporate strategy and board governance.

Ellen A. Rudnick (61) Director since 2005

Since 1999, Ms. Rudnick has served as the Executive Director of the Polsky Center for Entrepreneurship at the University of Chicago Booth School of Business. Prior to joining the University of Chicago, Ms. Rudnick served as President and CEO of Healthcare Knowledge Resources, President of HCIA, Chairman of Pacific Biometrics, and Corporate Vice President of Baxter Healthcare Corporation.

Currently, Ms. Rudnick serves as a member of the Company's Audit, Nominating and Corporate Governance and Advisory Committees. She also currently serves on the board of Patterson Companies (since 2003) and HMS Holdings, Corp. (since 1997).

Ms. Rudnick earned a bachelor's degree from Vassar College in 1972 and an MBA from the University of Chicago in 1973. She has spent over 25 years in business management and entrepreneurial activities, primarily in the health care and information services industries. She serves in various leadership positions with several civic and charitable organizations in the Chicago metropolitan area, including serving on the Northshore University Health System board of directors for over 20 years. She is the recipient of several honors including Today's Chicago Woman 20th Anniversary Hall of Fame and the YWCA Leadership Award.

With her distinguished and extensive business background and unique professional achievements, Ms. Rudnick brings important leadership, corporate and entrepreneurial experience to the Board, as well as valuable experience in business management.

Phupinder S. Gill (51) Director since 2010

Mr. Gill is the President of CME Group (a global derivatives marketplace and exchange) and is responsible for implementing strategic initiatives and overseeing the divisions responsible for technology, clearing, products and services, global operations and enterprise solutions. He was appointed to this position in July 2007, and previously served as President and Chief Operating Officer of CME Holdings and of CME from January 1, 2004 until his current appointment. Mr. Gill also is President of GFX Corp., a wholly owned subsidiary of CME Group that provides liquidity in foreign exchange futures. From 2000 to 2003, Mr. Gill served as Managing Director and President of CME Clearing.

Mr. Gill currently serves as a member of the Company's Compensation Committee. He also serves on the board of directors of CME Clearing Europe, CME Group's UK Clearing House, Bursa Malaysia Derivatives Berhad, and Bolsa Mexicana de Valores, S.A.B. de C.V. (BMV).

Mr. Gill earned a bachelor's degree in Finance in 1985 and an MBA in 1987 from Washington State University.

Through his prominent professional background and distinct business achievements, Mr. Gill brings important public company, technology, leadership, operating and senior management experience to the Board as well noteworthy mergers and acquisitions and global expertise to the Board.

Michael J. Small (54) Director since 2010

Mr. Small has served as the President and Chief Executive Officer of Gogo, Inc. (an airborne communications service provider) since February 16, 2010. Prior to joining Gogo, Mr. Small served as the Chief Executive Officer and Director of Centennial Communications Corporation from 1999 to 2009. From 1995 to 1998, Mr. Small served as Executive Vice President and Chief Financial Officer of 360 Degrees Communications Company. Prior to 1995, he served as President of Lynch Corporation, a diversified acquisition-oriented company with operations in telecommunications, manufacturing and transportation services.

Mr. Small currently serves as a member of the Company's Nominating and Corporate Governance and Audit Committees. Mr. Small earned a bachelor degree in History from Colgate University in 1979 and an MBA with a concentration in Finance from the University of Chicago in 1981.

Through his distinguished and diverse professional experience and important business achievements, Mr. Small brings extensive public company, operating and management experience to the Board as well as strategic and financial expertise, business analytic skills and the perspective of a current chief executive officer.

Peter J. Henseler (53) Director since 2011

Mr. Henseler is the President of TOMY International, a wholly owned subsidiary of TOMY Corporation LTD (a designer and producer of toys and infant products). Prior to assuming his current position in 2011, he served in various executive leadership positions, including the positions of President and director, of RC2 Corporation from 1999 to 2011. Prior to joining RC2, Mr. Henseler held marketing positions at McDonald's Corporation and Hasbro, Inc.

Mr. Henseler currently serves as a member of the Company's Compensation Committee. He earned a bachelor's degree in Marketing from Xavier University in 1980.

Through his notable professional experience and business accomplishments, Mr. Henseler brings important senior management, operating, and leadership experience to the Board as well as his core business and leadership skills, perspective as a current president of a global company, and experience in brand management and business development.

        For more information regarding our Board, its members, its committees and our corporate governance practices, please see the section of this Proxy Statement entitled Corporate Governance at First Midwest Bancorp, Inc. beginning on page 16, or visit the Investor Relations section of our website at www.firstmidwest.com/officersdirectors.

Directors' Recommendation

        The Board unanimously recommends a vote "FOR" the election of each of Barbara A. Boigegrain and Robert P. O'Meara for service on the Board.

ITEM 2—ADVISORY VOTE RATIFYING INDEPENDENT AUDITORS

Independent Auditors

        The Audit Committee of the Board has selected Ernst & Young LLP as our independent auditors for our fiscal year ending December 31, 2012 and we are submitting the selection for stockholder ratification at the Annual Meeting. We expect a representative of Ernst & Young LLP to be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from stockholders. Ernst & Young LLP also served as our independent auditors for our fiscal year ended December 31, 2011.

        Our organizational documents do not require that our stockholders ratify the selection of our independent auditors. If our stockholders do not ratify the selection, the Audit Committee will reconsider whether to retain Ernst & Young LLP, but may retain them nonetheless. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of FMBI.

Fees Paid to Independent Auditors

        The Audit Committee, or a designated member thereof, approves in advance all audit and any non-audit services rendered by Ernst & Young LLP on behalf of the Company. The following table shows information about fees paid by the Company to Ernst & Young LLP for services related to the respective fiscal years.

	2011		Percent of 2011 Services Approved by Audit Committee	2010		Percent of 2010 Services Approved by Audit Committee
Audit fees(a)	$1,079,081		100%	$815,990	(d)	100%
Audit-related fees	93,324	(b)	100%	193,724	(e)	100%
Tax fees(c)	151,825		100%	166,295		100%
All other fees	—		100%	34,747	(f)	100%

Total fees:	$1,324,230			$1,210,756

(a)
Includes fees and expenses for the audit of the Company's annual financial statements and review of financial statements included in the Company's quarterly reports filed with the SEC, as well as services normally provided by an independent auditor in connection with statutory and regulatory filings or engagements.

(b)
Includes fees for assurance and related services that are reasonably related to the performance of the audit or review of the financial statements.

(c)
Includes tax return review services, tax advice, and tax planning.

(d)
In addition, $7,230 in related expenses were also paid.

(e)
Includes fees related to the audits of the Company's benefit plans, regulatory reporting and consultation regarding technical accounting and reporting matters. Also includes $26,500 in 2010 fees that were paid after March 15, 2011.

(f)
Includes SEC filings, consents, and comment letters.

        For audit related services, tax services and all other services, our Audit Committee has determined specific services and dollar thresholds under which such services would be considered pre-approved. To the extent management requests services other than these pre-approved services, or beyond the dollar thresholds, our Audit Committee must specifically approve the services. Further, under our fee policy, the independent auditors may not perform the non-audit services identified by the SEC as prohibited. Our fee policy requires management to provide to our Audit Committee on a quarterly basis a summary of all services performed by the independent auditors.

Directors' Recommendation

        The Board unanimously recommends a vote "FOR" ratification of the appointment of Ernst & Young LLP as our independent auditors for our fiscal year ending December 31, 2012.

ITEM 3—ADVISORY APPROVAL OF THE COMPANY'S EXECUTIVE COMPENSATION

        Beginning on page 24, we describe our executive compensation programs, including their objectives, policies and components. Our programs seek to align the compensation of our executives with the objectives of our strategic plan which include:

  •
  Quality Resources.  Attract and retain executives whose abilities are considered essential to our long-term success.

  •
  Pay-for-Performance.  Support a performance-oriented environment that rewards achievement of our financial and non-financial goals.

  •
  Long-Term Success.  Reward executives for long-term strategic management and stockholder value enhancement.

  •
  Stockholder Alignment.  Align the financial interest of our executives with those of our stockholders.

        For a more detailed discussion of how our executive compensation programs reflect these objectives, including information about the fiscal year 2011 compensation of our named executive officers, please see the section entitled Compensation Discussion and Analysis and the accompanying compensation tables and narrative disclosures.

        We are asking our stockholders to indicate their support for our executive compensation as described in this Proxy Statement. This proposal, commonly known as a "say-on-pay" proposal, gives our stockholders the opportunity to express their views on executive compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our executives described in this Proxy Statement. Accordingly, we will ask our stockholders to vote on the following resolution at the Annual Meeting:

  "RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved by the Company's stockholders on an advisory basis."

        The say-on-pay vote is advisory and is therefore not binding on the Company, the Compensation Committee or our Board. The Compensation Committee and our Board value the opinions of our stockholders and, to the extent there is any significant vote against the executive compensation as disclosed in this Proxy Statement, we will consider our stockholders' concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns. Our executive compensation program for 2011 remains largely unchanged from the 2010 compensation program which over 90% of our stockholders supported at our 2011 Annual Meeting.

Directors' Recommendation

        The Board unanimously recommends stockholders vote "FOR" this Item.

ITEM 4—ADVISORY VOTE REGARDING THE FREQUENCY OF THE ADVISORY APPROVAL OF THE COMPANY'S EXECUTIVE COMPENSATION

        In addition to the advisory vote on executive compensation described above, and in accordance with SEC rules, you have an opportunity to vote on the frequency of the advisory vote on the Company's executive compensation going forward. You may vote that we have this advisory vote every year, every two years or every three years or you may abstain.

        After due consideration, our Board has decided to recommend that this advisory vote on executive compensation should occur annually (every year). While there are also valid arguments for a biennial or triennial vote, we believe that an annual vote is consistent with current industry practices and stockholder preferences.

        As this is an advisory vote, the result will not be binding, although our Compensation Committee will consider the outcome of the vote and disclose its decision as to frequency by filing a Current Report on Form 8-K no later than 150 days after our Annual Meeting.

        We encourage you to cast your vote on the following resolution accordingly:

  "RESOLVED, that the holders of Common Stock indicate, by their vote on this resolution, whether the advisory vote on executive compensation should be every year, every two years or every three years."

Directors' Recommendation

        The Board unanimously recommends stockholders vote "EVERY YEAR" for this Item.

 CORPORATE GOVERNANCE AT FIRST MIDWEST BANCORP, INC.

        Our Board is committed to maintaining strong corporate governance principles and practices. If you would like additional information about our corporate governance practices, you may view the following documents on our website at www.firstmidwest.com/corporategovernance or request them in print by sending a written request to the Corporate Secretary at First Midwest Bancorp, Inc., One Pierce Place, Suite 1500, Itasca, Illinois 60143:

  •
  Corporate Governance Guidelines

  •
  Code of Ethics and Standards of Conduct and Code of Ethics for Senior Financial Officers

  •
  Audit Committee Charter

  •
  Compensation Committee Charter

  •
  Nominating and Corporate Governance Committee Charter

  •
  Related Person Transaction Policies and Procedures

Corporate Governance Guidelines and Committee Charters

        The Corporate Governance Guidelines and the charters of the three standing committees of our Board describe our corporate governance practices. The Corporate Governance Guidelines and charters are intended to ensure that our Board has practices in place to review and evaluate our business operations and to make decisions that are independent of management.

Code of Ethics and Standards of Conduct and Code of Ethics for Senior Financial Officers

        We have adopted a Code of Ethics and Standards of Conduct, which applies to all of our directors, officers and employees, as well as a Code of Ethics for Senior Financial Officers which applies to our senior financial officers. Our Code of Ethics and Standards of Conduct meets the requirements of a "code of ethics" as defined by Item 406 of Regulation S-K, and also meets the requirements of a "code of business conduct and ethics" under Nasdaq Rules. Annually, all employees are required to certify that they have reviewed and are familiar with the Code of Ethics and Standards of Conduct, and all officers are required to certify compliance with the code. Waivers of the Code of Ethics and Standards of Conduct for executive officers are required to be disclosed to the Chair of the Nominating and Corporate Governance Committee of the Board.

Board Leadership and Structure

        As provided in the Corporate Governance Guidelines, the Board does not have a fixed policy regarding the separation of the offices of Chairman and Chief Executive Officer and believes that it should maintain the flexibility to select the Chairman and its Board leadership structure, from time to time, based on the criteria that it deems to be in the best interests of the Company and its stockholders.

        At this time, the position of Chairman of the Board is held by Robert P. O'Meara and the position of President and Chief Executive Officer is held by Michael L. Scudder. The Board of Directors has determined that, under current circumstances the separation of the offices of Chairman of the Board and President and Chief Executive Officer will enhance Board oversight. This separation allows Mr. Scudder to focus on his responsibilities of running the Company, enhancing shareholder value and expanding and strengthening the Company's business. Concurrently, Mr. O'Meara, as Chairman of the Board, can focus on leadership for the Board as it provides advice to and independent oversight of management.

Risk Oversight

        Risk is inherent with every business and we face a number of risks, including credit risk, interest rate risk, liquidity risk, operational risk, strategic risk and reputation risk. Management is responsible for the day-to-day management of the risks the Company faces, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board of Directors has the responsibility to satisfy itself that the risk management processes, policies and levels designed and implemented by management are adequate and functioning as designed.

        The Board performs its risk oversight function primarily through its committees and the operation of the Bank's board of directors, as well as reports directly from the President and Chief Executive Officer or other members of management regarding the Company's risk management functions. In addition, the Chairman of the Board meets regularly with the President and Chief Executive Officer to discuss strategy and risks facing the Company. Key members of senior management attend Board meetings and are available to address any questions or concerns raised by the Board.

Meetings

        Our Board holds regularly scheduled quarterly meetings and special meetings as needed. The Board meets in executive session during all regularly scheduled quarterly Board meetings. Once a year, the Board devotes additional time to presentations and discussions with senior management about the Company's long-term strategy, which is then supplemented, updated and discussed further at the Board's quarterly meetings. See the next section entitled Board Committees for the total number of Board and committee meetings held during 2011.

        We expect our directors to attend all Board and committee meetings for those committees on which they serve. Directors are also expected to attend each annual stockholders' meeting. All of our current directors, including the current nominees for director, attended last year's annual stockholders meeting. Each director attended at least 75% of the total number of meetings of the Board and committees on which he or she served during 2011.

Board Committees

        Our Board has three standing committees, our Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee. Each standing committee has a written charter and the Board has determined that each of the members of our standing committees is "independent" under the provisions of our Corporate Governance Guidelines and Nasdaq Rules. The Board has also established an Advisory Committee for the purpose of providing general advice to management with respect to general business matters as needed between regular meetings of the Board.

        Under our Corporate Governance Guidelines, the members of each Board committee (including each committee chair) are appointed by the Board upon the recommendation of the Nominating and Corporate Governance Committee, and a member may only serve as the chair of one committee of the Board at any given time. The table below provides membership and meeting information for each Board committee for the 2011 fiscal year.

Name	Advisory		Audit		Compensation		Nominating & Corporate Governance
Boigegrain, Barbara A.					X
Chelberg, Bruce S.	X		X				X
Chlebowski Jr., John F.	X		X
England, Joseph W.	X		X	*
Gaffney, Brother James	X				X		X	*
Gill, Phupinder S.					X
Henseler, Peter J.					X
McDonnell, Patrick J.			X				X
O'Meara, Robert P.	X	*
Rudnick, Ellen A.	X		X				X
Scudder, Michael L.	X
Small, Michael J.			X				X
Sterling, John L.					X
Vanderwoude, J. Stephen	X				X	*	X
Total meetings in fiscal year 2011	—		10		5		4

*
Committee Chair

        Below is a description of each standing committee of our Board as well as our Advisory Committee. Each standing committee has the authority to engage legal counsel or other advisors or consultants as it deems appropriate to carry out its responsibilities. The charter of each standing committee describes the specific responsibilities and functions of such committee, and you may view each charter by visiting our website at www.firstmidwest.com/corporategovernance.

        Audit Committee.    The responsibilities of the Audit Committee include:

  •
  Retain and terminate independent auditors and pre-approve all services performed by the independent auditors.

  •
  Oversight of the external reporting process and the adequacy of the Company's internal controls.

  •
  Oversight of the scope of the audit activities of the independent auditors and the Company's internal auditors.

  •
  Oversight of the process for determining the independence of the independent auditors.

  •
  Oversight of the procedures for the receipt, retention and resolution of complaints regarding accounting, internal controls or auditing matters.

        Compensation Committee.    The Compensation Committee reviews and evaluates our general compensation philosophy and oversees the development, implementation and any revision to our compensation policies and programs. The responsibilities of the Compensation Committee include:

  •
  Recommend to our Board goals and objectives relating to the compensation of our Chief Executive Officer.

  •
  Assist our Board in evaluating our Chief Executive Officer and recommending to our Board the Chief Executive Officer's compensation.

  •
  Review and recommend to our Board the annual compensation of senior management.

  •
  Oversee the Company's health and welfare programs.

  •
  Review and monitor the Company's incentive and other compensation programs to insure that they:

  •
  appropriately balance risk and reward and do not encourage imprudent risk taking,

  •
  are compatible with effective controls and risk management, and

  •
  are supported by strong corporate governance and effective oversight.

        Nominating and Corporate Governance Committee.    The responsibilities of the Nominating and Corporate Governance Committee include:

  •
  Recommend to the Board nominees for election to the Board and to oversee director recruitment.

  •
  Oversee matters of corporate governance including reviewing the Company's principles, policies and procedures.

  •
  Advise the Board on Board organization, membership, function, performance and effectiveness.

  •
  Review director independence standards and qualifications and make recommendations to the Board with respect to the determination of the independence and qualifications of directors.

  •
  Review stockholder proposals and consider responses or actions regarding such proposals.

        Advisory Committee.    The primary responsibility of the Advisory Committee is to advise and consult with management with respect to general business matters as needed between regular meetings of the Board.

Related Person Transactions

        We maintain a policy for reviewing, approving and monitoring transactions involving the Company and "related persons" (generally, directors and executive officers or their immediate family members, or stockholders owning 5% or more of our Common Stock). Our policy covers any transaction that meets the minimum threshold for disclosure in a proxy statement under SEC rules and regulations (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect interest).

        Our Nominating and Corporate Governance Committee is responsible for reviewing and approving (or ratifying) all transactions with related persons. The Nominating and Corporate Governance Committee will take into account all relevant factors in its analysis, including whether the transaction is on terms comparable to those available to third-parties. The Nominating and Corporate Governance Committee will also determine whether any transaction with a related person impairs the independence of a director, or presents a conflict of interest on the part of a director or executive officer. The Chair of the Nominating and Corporate Governance Committee may pre-approve or ratify any transaction with a related person involving an amount up to $500,000. The policy also provides that transactions involving competitive bids, the rendering of services by a regulated entity and certain ordinary course of business banking transactions shall be deemed to be pre-approved by the Nominating and Corporate Governance Committee.

        During 2011, the Company and our banking subsidiary, engaged in transactions in the ordinary course of business with some of our executive officers, directors and entities with which they are associated. All loans, loan commitments and other banking services in connection with these transactions were in the ordinary course of business, on substantially the same terms, including current interest rates and collateral, as those prevailing at the time for comparable transactions with others not related to the Company and did not involve more than the normal risk of collectibility or present other unfavorable features.

Compensation Committee Interlocks and Insider Participation

        None of our executive officers during the 2011 fiscal year served, or currently serves, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or our Compensation Committee.

Stockholder Communication with Directors

        Stockholders may contact an individual director, the Board as a group, or a specified Board committee or group, including our independent directors as a group, by submitting written correspondence to First Midwest Bancorp, Inc., Attn: Board of Directors, One Pierce Place, Suite 1500, Itasca, Illinois 60143. Each communication should specify the applicable addressee(s) to be contacted as well as the general topic of the communication. The Company will initially receive and process communications before forwarding them to the addressee(s). Communications also may be referred to other departments within the Company. The Company generally will not forward to the directors a stockholder communication that it determines to be primarily commercial in nature or related to an improper or irrelevant topic, or that requests general information about the Company. Concerns about questionable accounting or auditing matters should be reported in writing to the Board's Audit Committee Chair or the Company's Chief Risk Officer or Audit Services Manager at First Midwest Bancorp, Inc., One Pierce Place, Suite 1500, Itasca, Illinois 60143.

INFORMATION REGARDING BENEFICIAL OWNERSHIP OF PRINCIPAL
STOCKHOLDERS, DIRECTORS, AND MANAGEMENT

        The following table sets forth, as of March 1, 2012, information about the beneficial ownership of our Common Stock by all directors, our named executive officers (defined on page 24), and our directors and all executive officers as a group. Unless indicated in the notes, each stockholder has sole voting and investment power for all shares shown, subject to applicable community property laws that may apply to create shared voting and investment power. Unless indicated in the notes, the address of each beneficial owner is c/o First Midwest Bancorp, Inc., One Pierce Place, Suite 1500, Itasca, Illinois 60143.

        We calculated the "Percent of Class" based on approximately 74,447,000 shares of Common Stock outstanding on March 1, 2012. In accordance with SEC regulations, we also include shares subject to options that are currently exercisable or will become exercisable within 60 days of March 1, 2012. Those shares are deemed to be outstanding and beneficially owned by the person holding such options for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Beneficial Owner	Number of Shares/ Units(1)(2)(3)(4)		Percent of Class
Directors
Barbara A. Boigegrain	17,713		*
Bruce S. Chelberg	66,728		*
John F. Chlebowski, Jr.	22,096		*
Joseph W. England	63,905		*
Brother James Gaffney	17,650	(5)	*
Phupinder S. Gill	13,802		*
Peter J. Henseler	7,266		*
Patrick J. McDonnell	39,722		*
Robert P. O'Meara	634,825		*
Ellen A. Rudnick	31,163		*
Michael L. Scudder	376,348		*
Michael J. Small	14,246		*
John L. Sterling	117,622		*
J. Stephen Vanderwoude	84,707		*
Named Executive Officers (other than Mr. Scudder)
Kent S. Belasco	138,905		*
Victor P. Carapella	226,951	(6)	*
Paul F. Clemens	96,967		*
Mark G. Sander	121,574		*
All directors and executive officers (including named executive officers) as a group
(25 persons)	2,718,114	(7)	3.62%

*
Less than 1%

Notes:

(1)
Includes the following shares of Common Stock subject to options exercisable within 60 days after March 1, 2012: Bruce S. Chelberg 17,552 shares; John F. Chlebowski, Jr., 6,586 shares; Joseph W. England 17,552 shares; Brother James Gaffney, 17,552 shares; Patrick J. McDonnell, 18,712 shares; Robert P. O'Meara, 14,475 shares; Ellen A. Rudnick, 10,653 shares; Michael L. Scudder, 110,380 shares; John L. Sterling, 16,880 shares; J. Stephen Vanderwoude, 17,152 shares; Kent S. Belasco 63,472 shares; Victor P. Carapella, 69,123 shares; Paul F. Clemens, 24,746 shares; and Mark G. Sander 42,328 shares.

(2)
Some of our directors and officers have deferred cash compensation (in the form of phantom Common Stock) or stock option gains (in the form of Common Stock equivalents) under our deferred compensation plans. Some of these deferred amounts will be paid in shares of our Common Stock upon the directors' or officers' retirement or other termination of employment or service with the Company. The number of shares of Common Stock to which the directors and officers would be entitled had their employment or service with the Company terminated as of

  March 1, 2012 is as follows: Phupinder S. Gill, 4,556 shares; Peter J. Henseler, 137 shares; Robert P. O'Meara, 33,283 shares; J. Stephen Vanderwoude, 18,551 shares; Michael L. Scudder, 8,949 shares; Kent S. Belasco, 30,184 shares; Victor P. Carapella, 49,244 shares; and Paul F. Clemens, 1,877 shares. The directors and officers have voting and investment power for the shares of phantom Common Stock and voting power but no dispositive power for the Common Stock equivalent shares.

(3)
Includes the following shares of Common Stock held through the Company's Savings and Profit Sharing Plan: Michael L. Scudder, 6,740 shares; Kent S. Belasco, 6,007 shares; Victor P. Carapella, 25,731 shares; and Paul F. Clemens, 732 shares.

(4)
Includes 3,699 shares of restricted stock subject to future vesting conditions for which the individual has voting but not dispositive power for each of Barbara A. Boigegrain, John F. Chlebowski, Jr., Joseph W. England, Phupinder S. Gill, Patrick J. McDonnell, Ellen A. Rudnick, Michael J. Small, John L. Sterling and J. Stephen Vanderwoude. Also includes the following shares of restricted stock or units subject to future vesting conditions for which the individual has voting but not dispositive power: Peter J. Henseler, 7,129 shares; Michael L. Scudder, 167,469 shares; Kent S. Belasco 30,896 shares; Victor P. Carapella 48,817 shares/units; Paul F. Clemens 48,523 shares; Mark G. Sander 40,185 shares.

(5)
Includes 98 shares of Common Stock owned by Lewis University to which Brother James Gaffney disclaims beneficial ownership.

(6)
Includes 8,013 shares of Common Stock held in a margin account or subject to a pledge.

(7)
Includes: 88,352 shares of Common Stock held in our Savings and Profit Sharing Plan for the accounts of certain executive officers; 583,467 shares/units of restricted stock which are subject to future vesting conditions; 158,194 shares of Common Stock payable to certain directors and executive officers pursuant to our deferred compensation plans; and 724,764 shares of Common Stock subject to options exercisable within 60 days after March 1, 2012. Includes 8,434 shares of Common Stock held in margin accounts or subject to a pledge.

Other Security Ownership

        The following table identifies each person or group known to us as of March 1, 2012 to beneficially own more than 5% of our outstanding Common Stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Wellington Management Company, LLP(1) 280 Congress Street Boston, MA 02210	7,374,380 shares	9.90%
BlackRock, Inc.(2) 40 East 52nd Street New York, NY 10022	6,636,122 shares	8.91%
The Vanguard Group, Inc.(3) 100 Vanguard Blvd. Malvern, PA 19355	3,844,764 shares	5.16%

Notes:

(1)
This information is based solely on a Schedule 13G/A filed with the SEC on February 14, 2012 by Wellington Management Company, LLP, which reported shared voting power as to 5,848,128 shares and shared dispositive power as to 7,374,380 shares as of December 31, 2011.

(2)
This information is based solely on a Schedule 13G/A filed with the SEC on February 10, 2012 by BlackRock, Inc. which reported sole voting power as to 6,636,122 shares and sole dispositive power as to 6,636,122 shares as of December 31, 2011.

(3)
This information is based solely on a Schedule 13G filed with the SEC on February 9, 2012 by The Vanguard Group, Inc., which reported sole voting power as to 106,144 shares and sole dispositive power as to 3,738,620 shares as of December 31, 2011.

DIRECTOR COMPENSATION

        We use a combination of cash and equity-based compensation to attract and retain qualified candidates to serve on our Board. In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties and comparative data regarding director compensation of our peers. Michael L. Scudder (our President and Chief Executive Officer) does not receive compensation for serving as a member of the Board. The following summarizes our annual compensation for non-employee directors for the 2011 fiscal year:

2011 Cash Component(1)

Description	Amount
An annual cash fixed retainer for each non-employee director	$40,000
An additional annual fixed retainer for the Audit Committee Chair	$9,000	(3)
An additional annual fixed retainer for each member of the Audit Committee (excluding Audit Committee Chair)	$4,000
An additional annual fixed retainer for the Compensation Committee Chair	$6,000	(3)
An additional annual fixed retainer for the Nominating and Corporate Governance Committee Chair	$6,000	(3)
An additional annual fixed retainer for the Board Chair	$100,000

 2011 Equity Component(2)

The aggregate dollar value of the equity component of annual non-employee director compensation was based on $42,000 for each director. These awards were calculated by taking that dollar value and then dividing by $12.07, the average of the high and low sale price of one share of our Common Stock on the date of grant as reported by the Nasdaq Stock Market. These awards were issued under the First Midwest Bancorp, Inc. Amended and Restated Directors Stock Plan (Directors Plan). Director equity awards are generally issued on the day of our February full Board meeting.

(1)
Each annual cash retainer is paid in equal quarterly installments in arrears. Payment of each annual retainer is contingent upon the director's service during the preceding quarter. We also reimburse our directors for any Board and committee attendance-related expenses.

(2)
These awards are authorized by the Board and recommended by the Compensation Committee. Since May of 2008 non-employee director equity awards have been in the form of shares of restricted stock. Prior to that time such awards were made in the form of non-qualified stock options.

(3)
Increased by $1,000 for 2012.

2011 Equity Compensation

        Barbara A. Boigegrain, Bruce S. Chelberg, John F. Chlebowski, Jr., Joseph W. England, Brother James Gaffney, Phupinder S. Gill, Patrick J. McDonnell, Robert P. O'Meara, Ellen A. Rudnick, Michael J. Small, John L. Sterling and J. Stephen Vanderwoude each received a full equity award in 2011 of 3,480 shares. Peter J. Henseler, who joined the Board in March 2011, received a full equity award of 3,430 restricted shares. Restricted stock awards have a vesting period of one year from the date of grant, and generally are nontransferable prior to vesting. In the event of a change-in-control, as defined in the Amended and Restated First Midwest Bancorp, Inc. Directors Stock Plan (Directors Plan), all unvested shares of restricted stock will vest in full, the restrictions will lapse and the shares will be freely transferable. In 2012, in light of the significant ownership of Common Stock by Robert P. O'Meara, the Board on the recommendation of the Compensation Committee determined it would pay Mr. O'Meara's equity component in cash.

Director Stock Ownership Guidelines

        We believe that each director should have an important personal investment in the Company. Directors are encouraged to own Common Stock equal in value to five times their annual cash fixed retainer. Directors are recommended to acquire and maintain this share ownership threshold within five years of joining the Board.

Robert P. O'Meara currently owns Common Stock equal in value to approximately 177 times the annual cash fixed retainer for non-employee directors.

Deferred Compensation Plan for Non-Employee Directors

        The First Midwest Bancorp, Inc. Deferred Compensation Plan for Non-employee Directors (Directors Deferred Plan) allows non-employee directors to defer receipt of either 50% or 100% of any director fees and retainers. Deferral elections are made in December of each year for amounts to be earned in the following year. Accounts are deemed to be invested in separate investment accounts under the plan, with the same investment alternatives as those available under our Retirement Plan, including an investment account for shares of our Common Stock.

        The accounts of directors participating in the Directors Deferred Plan are adjusted to reflect the investment return related to such deemed investments, and they are able to modify their investment elections at any time. Deferred director fees and retainers are payable at the director's election, either as a lump sum or in installments over a period not to exceed fifteen years. Payments under the Directors Deferred Plan begin at the date specified by the director or upon cessation of service as a director.

        The following table and explanatory footnotes provide information with regard to the cash and restricted stock grants issued to each non-employee director during 2011.

(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)
Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	Change in Pension Value(4) and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation(5) ($)		Total ($)
Barbara A. Boigegrain	$42,000	$42,000	—	—	$—	$2,000		$86,000
Bruce S. Chelberg	44,000	42,000	—	—	—	—		86,000
John F. Chlebowski, Jr.	44,000	42,000	—	—	—	—		86,000
Joseph W. England	49,000	42,000	—	—	—	—		91,000
Brother James Gaffney(6)	—	—	—	—	—	2,500		2,500
Phupinder S. Gill	40,000	42,000	—	—	49	—		82,049
Peter J. Henseler	30,000	42,000	—	—	—	—		72,000
Patrick J. McDonnell	44,000	42,000	—	—	—	—		86,000
Robert P. O'Meara	140,000	42,000	—	—	3,288	9,177	(7)	194,465
Ellen A. Rudnick	44,000	42,000	—	—	—	2,500		88,500
Michael J. Small	44,000	42,000	—	—	—	—		86,000
John L. Sterling	40,000	42,000	—	—	—	—		82,000
J. Stephen Vanderwoude	46,000	42,000	—	—	534	—		88,534

Notes:

(1)
Includes amounts deferred at the election of the directors pursuant to our Directors Deferred Plan.

(2)
The aggregate number of shares of restricted stock issued by the Company to each non-employee director during the 2011 fiscal year is as follows: 3,480 shares to Barbara A. Boigegrain, Bruce S. Chelberg, John F. Chlebowski, Jr., Joseph W. England, Phupinder S. Gill, Patrick J. McDonnell, Robert P. O'Meara, Ellen A. Rudnick, Michael J. Small, John L. Sterling and J. Stephen Vanderwoude; and 3,430 shares to Peter J. Henseler who joined the Board in March 2011. The amounts in column (c) reflect the aggregate grant-date fair value of stock awards granted in 2011 to each named non-employee director in accordance with the accounting guidance for share-based compensation.

(3)
The aggregate number of unexercised stock options outstanding as of December 31, 2011 issued to non-employee directors is as follows: Bruce S. Chelberg, 19,767; John F. Chlebowski, Jr., 6,586; Joseph W. England 19,767; Brother James Gaffney, 19,767; Patrick J. McDonnell, 18,712; Robert P. O'Meara, 14,475; Ellen A. Rudnick, 10,653; John L. Sterling, 18,607; and J. Stephen Vanderwoude, 19,367.

(4)
The Company does not maintain a non-equity incentive plan or pension plan for Directors.

(5)
The amounts in column (g) for Barbara A. Boigegrain, Brother James Gaffney and Ellen A. Rudnick represent amounts paid under our matching gift donation program to eligible educational institutions designated by the applicable director.

(6)
Brother James Gaffney has elected not to receive any compensation for his service on the Board.

(7)
The amounts in column (g) for Robert P. O'Meara also includes payments made on his behalf under a Retirement and Consulting Agreement between him and the Company. Under this agreement Mr. O'Meara pays 17% of the premium for health coverage under the Company's medical program for retirees and the Company pays the balance.

COMPENSATION DISCUSSION AND ANALYSIS

        This section provides information and perspective regarding our compensation programs for our Chief Executive Officer, Chief Financial Officer and the three most highly compensated of our other executive officers during 2011. The executive officers who were our "named executive officers" for 2011, as defined under SEC rules, were:

Name	Title
Michael L. Scudder	President & Chief Executive Officer, First Midwest Bancorp, Inc. and Chairman and Chief Executive Officer, First Midwest Bank
Mark G. Sander	Senior Executive Vice President and Chief Operating Officer, First Midwest Bancorp, Inc. and President and Chief Operating Officer, First Midwest Bank
Paul F. Clemens	Executive Vice President & Chief Financial Officer, First Midwest Bancorp, Inc. and First Midwest Bank
Victor P. Carapella	Executive Vice President and Director of Commercial Banking, First Midwest Bank
Kent S. Belasco	Executive Vice President and Chief Information and Operations Officer, First Midwest Bank

Executive Summary

        We believe it is important to reward employees for their efforts in producing and carrying out sustainable growth strategies and creating value for the Company's stockholders. Therefore, we link our qualitative and quantitative business strategies with our compensation program design, while also implementing internal controls designed to limit the risks attendant to compensation arrangements. To this end, when reviewing the Company's overall performance for 2011, the Compensation Committee recognized that, against a backdrop of economic challenge and regulatory uncertainty, First Midwest achieved the following qualitative and quantitative business strategies and results:

  •
  Returned to profitability as net earnings increased by $46 million from December 31, 2010.

  •
  Realized continued solid pre-tax, pre-provision earnings of approximately $129.9 million.

  •
  Reduced non-accrual loans by 12% from December 31, 2010.

  •
  Reduced exposure to residential and commercial construction lending segments by 26% from December 31, 2010.

  •
  Completed an organizational realignment and enhanced sales and operating platforms, adding resources in the form of new employees, products and lines of distribution.

  •
  Redeemed $193.0 million of the Company's TARP preferred shares and the related Common Stock warrant issued to the United States Department of the Treasury.

  •
  Received public acclaim for both a superior level of retail client satisfaction, as well as recognition as one of Chicago's Top 100 places to work.

        The Compensation Committee believed these activities greatly advanced the Company's financial and non-financial goals and created long term stockholder value. Other elements that influenced our compensation programs during 2011 included our participation, until November 23, 2011, in the TARP Capital Purchase Program, and the recruitment of our Senior Executive Vice President and Chief Operating Officer.

        TARP Limitations:    We were subject to the executive compensation limitations of the TARP Capital Purchase Program until November 23, 2011. These limitations included:

  •
  A prohibition on accruing or paying any bonus, retention award or incentive compensation to the Company's five most highly compensated employees. With respect to the named executive officers, this included Messrs. Scudder, Clemens and Carapella during 2011.

  •
  A prohibition on making "golden parachute payments" (incremental pay or benefits due as a result of termination of employment or a change-in-control) to our named executive officers and our next five most highly compensated employees. With respect to the named executive officers, this included Messrs. Scudder, Clemens, Carapella and Belasco during 2011.

  •
  A prohibition on the payment of any "tax gross-up" to our named executive officers and our next 20 most highly compensated employees. With respect to the named executive officers, this included Messrs. Scudder, Clemens, Carapella and Belasco during 2011.

  •
  The recovery of any bonus or incentive compensation paid to our named executive officers and our next 20 most highly compensated employees if the financial criteria it was based on was later proven to be materially inaccurate. With respect to the named executive officers, this included Mr. Belasco during 2011.

  •
  A prohibition on compensation that encourages our named executive officers or employees to take unnecessary and excessive risks that could threaten the value of the Company or to manipulate earnings.

        These regulations also limited our tax deduction for compensation paid to our named executive officers to $500,000 annually and eliminated the exclusion of certain performance based compensation paid under shareholder approved plans from this limit.

        Executive Recruitment:    In June 2011, we recruited Mark G. Sander to the position of Senior Executive Vice President and Chief Operating Officer of the Company, and President and Chief Operating Officer of First Midwest Bank. In connection with retaining Mr. Sander, we entered into an employment agreement. Because we were a TARP participant during most of 2011, under the terms of his employment agreement, Mr. Sander was entitled to receive an annual base salary of $775,000 (consisting of $500,000 of cash and $275,000 of salary stock) and he was not entitled to participate in our STIC and PARS programs (described later in this section). As an inducement to Mr. Sander to join the Company, and in recognition of compensation he would forego as a result of joining the Company, we also agreed to pay or provide him with:

  •
  A sign-on bonus consisting of a cash payment of $150,000 and a stock option with a value of approximately $200,000.

  •
  A one-time, fully vested $95,000 contribution to the Company's non-qualified retirement plan.

  •
  A restricted stock award with a grant date value of $400,000.

  •
  Supplemental monthly salary of $15,500, payable in the form of salary stock until December 2013.

General Information

What is the Company's Compensation Philosophy?

        Our Compensation Committee believes that our ability to attract and retain qualified, high-performing employees is vital to our success and growth as a Company. To help achieve that, the Compensation Committee strives to design compensation programs that provide appropriate rewards and incentives to our employees and that employ proper features that mitigate the risk associated with the compensation, but that do not diminish its ability to motivate employees. We believe it is important to reward employees for their efforts in producing and carrying out sustainable growth strategies and creating value for the Company's shareholders, therefore, we link our business strategy with our compensation program design while also implementing internal controls designed to limit the risks attendant to compensation arrangements.

        In carrying out this philosophy, the Compensation Committee regularly reviews the risks and rewards associated with each element of our compensation programs, and annually reviews our business strategy and compensation elements in aggregate to assess employees' total direct compensation opportunity. For more information regarding the Compensation Committee's risk review process see our Compensation Committee Report (page 43).

How do we measure corporate performance?

        We expect our executive officers to initiate and carry out sustainable growth strategies and create long-term value for the Company's stockholders, therefore, we link various aspects of our business strategies with our compensation program design. Corporate performance is a factor in most elements of our incentive compensation program design. When measuring corporate performance, we may consider both qualitative and quantitative factors and achievements relating to our business strategies and objectives. The manner in which we measure quantitative corporate performance for a particular compensation element depends upon the nature of the element, the business strategy or objective it is intended to support, as well as its relation to the overall mix of all the other elements of compensation.

        For example, our Short Term Incentive Program (STIC) is intended to incent and motivate employees to carry out shorter-term business objectives that support Company performance for the fiscal year that in turn will drive long-term strategic objectives. Consequently, under this program we measure quantitative corporate performance by the Company's pre-tax, pre provision earnings (which reflects performance of the Company's core operating segments before the effects of credit-related charges and unusual items) and asset quality (which measures the overall credit quality of the Company's loan portfolio) for the year.

        However, our Performance-Awarded Restricted Stock Award Program (PARS) is intended to provide above average long-term compensation for above average long-term Company performance. Accordingly, under this program we measure quantitative corporate performance against a peer group of fourteen banking companies whose size and business lines are similar to ours, and who operate primarily in larger, urban centers like ours. For 2011, this peer group consisted of the following companies:

Cathay General Bancorp	Fulton Financial Corporation	UMPQUA Holdings Corporation
Commerce Bancshares, Inc.	MB Financial, Inc.	Valley National Bancorp
Cullen/Frost Bankers, Inc.	Old National Bancorp	Trustmark Corporation
First Commonwealth Financial Corporation	Private Bancorp, Inc.	Wintrust Financial Corporation
FirstMerit Corporation	Susquehanna Bancshares, Inc.

        Our relative performance is measured on multiple factors focusing heavily on three indicators frequently used to assess a banking company's results: return on assets, earnings per share and loan portfolio quality. These programs are discussed in greater detail later in this section.

How do we measure individual performance?

        In assessing individual performance, the Compensation Committee considers the recommendation of the Chief Executive Officer for senior officers, and the Compensation Committee makes the determination with respect to the Chief Executive Officer. Each officer's accomplishments of priorities set at the beginning of the year, contributions to the Company's strategic initiatives, support of the Company's mission, execution of leadership objectives and initiatives in addressing business and financial issues arising as a result of the general economic environment and developments within our markets are considered during this review.

Who advises our Compensation Committee?

        In formulating our approach to compensation over the past decade, our Compensation Committee has been advised by several compensation consulting firms. Over the most recent years, the Compensation Committee has retained Deloitte Consulting (Deloitte) to provide analysis and advice on various matters relating to the compensation of our executive officers and directors.

        Deloitte has in-depth knowledge of our business and the competitive environment for executive talent. The scope of Deloitte's work has included peer group analysis, program design and ongoing review of our compensation programs. Deloitte does not perform any other services for the Company and is directly accountable to the Compensation Committee. The Compensation Committee must approve all services performed by Deloitte, and the Committee believes that the advice of Deloitte has been fully independent during its service to the Compensation Committee.

        The Compensation Committee and management also receive legal advice regarding executive and employee compensation and benefit plan matters from Vedder Price P.C., a law firm with extensive experience advising financial institutions with respect to such matters.

What are the elements of our Executive Compensation Program?

        The Compensation Committee evaluates the compensation for our named executive officers each year. In evaluating the compensation of senior officers, the Compensation Committee considers the Chief Executive Officer's recommendations to the Committee. This includes the compensation of the other named executive officers based on his review of their performance, job responsibilities, importance to our overall business strategy, our compensation philosophy (including market practice) and his subjective evaluation of performance relative to strategic, financial and leadership objectives. Our Chief Executive Officer does not make a recommendation to the Compensation Committee regarding his own compensation. Our named executive officer compensation program is made up of:

  •
  Base Salary and Salary Stock

  •
  Short-Term Incentive Compensation (STIC)

  •
  Discretionary Cash Bonus

  •
  Long Term Incentive Compensation (LTIC)

  •
  Performance-Awarded Restricted Stock Awards (PARS)

        When setting the total direct compensation opportunity for named executive officers through the programs listed above, we use data available to us through compensation surveys prepared by consultants and obtained from SEC filings, as well as general advice and counsel with respect to market practices. In conducting our review and setting compensation levels, we consider the median salary paid for positions of similar responsibility by select local and national institutions that are similar to our size and business, and which operate in markets similar to ours, as well as by competitors. We also consider other relevant factors, including internal pay bands and performance. All information is used as a market reference point for the evaluation of the competitiveness of our compensation and a guide to setting compensation, rather than a formal benchmark.

        We generally review compensation elements in aggregate to assess each named executive officer's total direct compensation opportunity. Our approach results in some pay differences in overall compensation among our named executive officers (including our Chief Executive Officer and other named executive officers), which is consistent with the survey data and the scope and the level of job responsibilities for each office. Final decisions concerning compensation reflect a named executive officer's annual achievements, Company performance, and our views regarding a named executive officer's scope of responsibilities, demonstrated leadership abilities, and management experience and effectiveness. The Compensation Committee considers these factors collectively, along with recommendations from our Chief Executive Officer, and ultimately uses its judgment in making final decisions concerning compensation.

Base Salary and Salary Stock

        General Structure:    We pay our named executive officers and other employees a base salary as part of a competitive compensation package. We typically consider salary levels as part of our annual compensation review process or in some cases upon a promotion. Base salary is set based upon the responsibilities of the executive taking into account competitive market compensation paid by other companies for positions of similar responsibility. Median salary levels are targeted for each position. Our Chief Executive Officer recommends changes in base salary for the Company's senior officers to the Compensation Committee. Chief Executive Officer pay is set directly by the Compensation Committee and recommended to the Board for its approval. Annual base salary changes generally become effective January 1 except for certain interim-year promotions.

        Due to TARP regulations, for 2011 we entered into TARP related Salary Stock Agreements with Messrs. Scudder, Sander, Clemens and Carapella in addition to their base salaries. Since we are no longer subject to the TARP executive compensation limitations, we did not enter into TARP related Salary Stock Agreements with any executive officer for 2012.

Short-Term Incentive Compensation

        General Structure:    Due to TARP related restrictions Messrs. Scudder, Sander, Clemens and Carapella could not participate in our STIC Program for the 2011 fiscal year. Mr. Belasco did participate in this program in 2011 and his STIC target award level was set at 40% of his base salary. Because we exited the TARP program in 2011, all of our named executive officers will participate in our STIC program for the 2012 fiscal year.

        Our STIC Program is an incentive compensation vehicle under which we award performance-based cash compensation to employees. STIC target award levels are determined by the officer's grade level. Under our STIC program, determination of the payout level (if any) for each participant's target award is based upon the achievement of a combination of company performance and individual performance metrics and objectives.

  •
  Company Performance:  Annually the Compensation Committee determines the company performance metrics for the fiscal year, including the number of performance metrics and allocation or weighting among multiple metrics. STIC awards for our named executive officers have a heavier weighting placed upon company performance based upon the grade of the participant.

  •
  Individual Performance:  Individual Performance is based on achievement of a combination of qualitative and quantitative objectives during the performance period, which are specific to the individual's responsibilities and position within the Company. Individual performance is based upon the participant's annual performance evaluation rating.

Notwithstanding the performance factors listed above, the Compensation Committee has discretion to modify any payouts (upwards or downwards) under the STIC plan as appropriate to ensure plan objectives are met, taking into consideration a variety of company specific or environmental factors.

        STIC Awards Reflecting 2011 Performance:    The specifications for our STIC program for the 2011 fiscal year included two company performance metrics to determine the level (if any) of awards to be paid to participants, specifically pre-tax, pre-provision earnings (weighted at 75%) and asset quality (weighted at 25%). Payout amounts were set for each metric based on a graduated scale, which included "Minimum", "Target" and "Maximum" performance levels and corresponding bonus payment levels based on the Company's business plan strategies and other environmental factors. Target performance is the level at which a participant will earn 100% of his or her target award. Depending upon the relationship of actual financial performance, loan portfolio quality and the individual's annual evaluation, final payouts under our STIC program may be as little as zero and as high as 175% of target with respect to company performance, and 150% with respect to individual performance. The STIC award scale and results for 2011 company performance were as follows:

Pre-Tax, Pre-Provision Earnings ("PPE") (75% weighting)

        This metric is defined as pre-tax income, excluding provisions for loan losses, securities gains/losses and other unusual items.

Minimum	$107.6 million	Pays 50% of Target Award
Target	$134.5 million	Pays 100% of Target Award
Maximum	$161.4 million	Pays 175% of Target Award

Asset Quality (25% weighting)

        This metric is defined as the ratio of non-performing assets plus loans past due, by over 90 days to total loans.

Minimum	5.30%	Pays 0% of Target Award
Target	3.05%	Pays 100% of Target Award
Maximum	1.30%	Pays 175% of Target Award

Performance Metric	2011 Company Performance Results
PPE	$129.9 million
Asset Quality	4.50%

        This resulted in an overall payout for the company performance factor at 80% of Target. Mr. Belasco was the only named executive officer who was eligible to participate in the 2011 STIC program. 60% of his award was based on company performance and 40% of his award was based on individual performance. Based on the company's performance factor and his individual performance (which is described in greater detail below in the section entitled Long Term Incentive Compensation), the Compensation Committee approved an award to Mr. Belasco in an amount of $96,497.

Discretionary Bonus

        General Structure:    Discretionary cash or equity bonuses may be paid from time to time to executive level officers, including named executive officers. When awarded, these bonuses result from unusual or nonrecurring activity, such as a significant corporate acquisition or extraordianry circumstances. As applicable, awards are based upon the recommendation of our Chief Executive Officer for senior officers, and at the recommendation of the Compensation Committee for our Chief Executive Officer. Unlike the other elements of our compensation programs that are based on either a combination of company and individual performance or peer group data, discretionary cash bonuses are based solely on individual performance.

        Discretionary Awards Reflecting 2011 Performance:    The Compensation Committee approved a discretionary cash bonus in the amount of $12,000 for Mr. Belasco for the 2011 performance year due to his assumption of responsibilities relating to the Company's Operations Division during the year.

Long Term Incentive Compensation

        General Structure:    All of our executive officers, including our named executive officers, are eligible to receive long-term incentive compensation (LTIC) in the form of equity awards. We intend our equity awards to provide a vehicle for equity ownership in alignment with the interest of our stockholders, retain key executives through the vesting periods, and maintain market competitive compensation. In 2008, our Compensation Committee decided to award restricted stock or restricted stock unit awards, rather than non-qualified stock options to employees (including our named executive officers) under our LTIC program.

        Generally, restricted stock awards vest in equal installments on the second and third anniversaries of the date of grant and are based on the average of the high and low trading prices as quoted on the Nasdaq Stock Market on the date of grant. Shares of restricted stock are issued to non-retirement eligible employees as their restricted stock awards. Employees who have reached their "normal retirement age" receive restricted stock units that are settled on the vesting date as their restricted stock awards. We have eliminated cash dividends paid on unvested LTIC awards and all dividends on the unvested shares are not payable unless and until the underlying shares vest (effective with grants issued after May 2009).

        In 2008 we implemented stock ownership guidelines in order to encourage employees to retain the shares of Common Stock earned through the LTIC program. Under these guidelines senior officers (including our named executive officers) are encouraged to own Common Stock equal in value to one to three times their annual base salary. These officers are recommended to acquire and maintain this share ownership threshold within five years of joining the Company.

        Target award levels are determined by the officer's grade and are adjusted upward or downward depending upon the individual's performance for the prior fiscal year. For the 2011 fiscal year, the LTIC awards for our named executive officers were set at the following percentages of base pay: Messrs. Scudder and Sander—75%, Messrs. Clemens, Carapella and Belasco—40%. We grant equity awards annually at the discretion of the Compensation Committee and Board based upon the recommendation of our Chief Executive Officer for senior officers, and at the recommendation of the Compensation Committee for our Chief Executive Officer. For 2011, Individual LTIC awards could vary from zero to 125% of the target award level based upon assessment of the executive's personal performance. This amount has been increased to 150% for 2012.

        No executive officer, including the Chief Executive Officer nor any other named executive officer, has a role in the timing of equity awards. We do not choose the time for making equity awards based in any way on any pending release to the public of material information, rather we adhere to a policy established over 20 years ago. Under this policy, awards generally are granted on the day of our Board meeting in February. The February Board meeting generally occurs approximately four to five weeks after we have announced year-end financial results.

        In 2011, the TARP regulations limited our ability to issue equity awards to our five most highly compensated employees to long term restricted stock awards if, among other things, the value of the award did not exceed one-third of the employee's total annual compensation, and the shares did not become transferable before the TARP funds are repaid in accordance with a sliding schedule. The employees receiving TARP compliant LTIC awards were required to forfeit the award if he or she terminates employment within two years of the grant date, except in certain circumstances such as death or disability or after a change-in-control. As a result of these rules, the LTIC awards made to the named executive officers for the 2010 fiscal year, that were issued in February 2011 complied with these requirements.

        The following table contains a summary of the LTIC awards for the 2011 fiscal year for the named executive officers which were approved by the Compensation Committee and the Board in February of 2012 based upon his target award and the assessment of the executive's personal performance factors and his execution of the

Company's strategic plans, satisfaction of job specific competencies and execution of job related duties during the year in consideration of the operating environment.

Named Executive Officer	2011 Individual Performance Factors	LTIC Awards (issued in 2012)*
Michael L. Scudder	Successfully carried out the overall management of the Company including determining and overseeing the implementation of the Company's long-term goals and objectives, financial and capital plans, management development and succession process, investor relations strategy, governance process control process and acquisition opportunities.	59,445 shares of restricted stock
Mark G. Sander

Oversaw management of the commercial and retail sales activity of First Midwest Bank as well as trust, cash management and marketing. Developed and implemented specific strategies, plans and programs for the commercial, retail, trust, and emerging markets functions. Coordinated commercial marketing support.

40,185 shares of restricted stock
Paul F. Clemens

Developed and managed the Company's plan for financial accounting and controls as well as the budgeting process of the Bank. Oversaw the management of fiscal reporting, budgeting and regulatory reporting systems. Oversaw strategic financial planning for the Company. Actively participated in the evaluation of merger, acquisition and divestiture candidates.

14,873 shares of restricted stock
Victor P. Carapella

Managed the overall commercial sales activity and commercial loan portfolio of the Bank, developed and implemented loan strategies, plans and programs, sales staff recruiting and development. Oversaw administration of the Company's loan polices in coordination with the Chief Credit Officer, commercial function budget and managed interdisciplinary relationships to accomplish the organization's goals. Established, maintained and oversaw a credit remediation and liquidation program for problem assets with the Chief Credit Officer.

14,758 restricted stock units
Kent S. Belasco

Managed the corporate Information System/Technologies and Bank Operations including, IS Risk Management, IS Applications, IS Technology, Deposit Operations, Corporate Project Management and Facilities/Procurement. Developed strategic plans for areas of responsibility consistent with corporate objectives and established results.

11,352 shares of restricted stock

*
Calculated by taking the dollar value divided by $11.355, the average of the high and low sale price of our Common Stock on the date of grant as reported by the Nasdaq Stock Market.

        Special CEO Promotion Award:    In December 2008, upon the promotion of Michael L. Scudder to his current position of President and Chief Executive Officer, our Compensation Committee approved a special one-time performance equity grant to Mr. Scudder in the amount of 30,920 shares of our Common Stock. The award was to vest over a three-year performance period and be payable on March 15, 2012, provided that the Company achieved an average annual core return on average assets (ROAA) during the period equal to or exceeding the average annual core ROAA achieved by our peer group for the same period. Since these performance criteria were not met, the award did not vest and expired.

Performance-Awarded Restricted Stock Awards

        General Structure:    The PARS Program was adopted in 2006 with the assistance of Deloitte as a compensation vehicle to deliver above-median compensation for above-median performance.

        The total award cycle for our PARS program is five years, consisting of a three year measurement period followed by a two-year vesting period (50% on the first and second anniversaries of the grant date). The

"measurement period" is set at three years to reflect a realistic time period for achieving long-term Company performance goals, and the "vesting period" is set at two years to enhance the retentive power of the award. PARS awards may be made annually at the discretion of the Compensation Committee, but only if our performance, as measured by annual core return on average assets (ROAA) for the fiscal year plus the prior two years (the performance period), exceeds the seventy-fifth percentile of our peer group's performance as measured by annual core ROAA during the same performance period. If we exceed this threshold, the participants will be eligible to receive an award, based on the extent our average change in core earnings per share (EPS)(1) over the measurement period is above median peer levels based on the following table:

Average Change in Core Earnings Per Share FMBI Performance to Peer	Upper Limit as a % of Target Grant Value
75th	100%
70th	80%
65th	60%
60th	40%
55th	20%
Median	0%

        Targeted percentages for awards are based on a percentage of base pay. The resultant dollar amount is converted to restricted share awards or units on the day of the grant based on the average of the high and low trading prices of Our PARS awards have been subject to a TARP compliant compensation recovery agreement that requires repayment of the award if and to the extent it is based on statements of earnings, revenues, gains, or other criteria that are later found to be materially inaccurate, regardless of whether or not a formal restatement of earnings is required and regardless of whether or not the Company or the executive is "at fault".

        PARS Awards Reflecting Three-year Period of 2008-2010:    The PARS awards cycle reviewed in May 2011 took into consideration the Company's core ROAA for the 2008, 2009 and 2010 fiscal years, and the Company's change in core EPS for the three-year period ended December 31, 2010. Based on the Company's core ROAA and change in core EPS during these periods when compared to peers using the framework discussed above, we determined that the Company's performance did not earn a PARS award for the period. The Compensation Committee will next consider the grant of PARS awards at its May 2012 meeting. These grants will be based on the Company's core ROAA for the 2009, 2010 and 2011 fiscal years, and the Company's change in core EPS for the same periods.

How do we determine retirement and other welfare benefits?

        There is no material difference in the welfare benefit plans we provide to executive officers compared to the welfare benefit plans we provide to other salaried employees. Years of service and pay level of our executives drive the value of their retirement benefits. These programs, which are available to all employees, include group insurance, vacation, tuition reimbursement and contribution matching gift plans.

        Retirement benefits are delivered through tax-qualified defined benefit and defined contribution plans and non-qualified defined contribution plans. Executive officers are beneficiaries of these qualified programs on the same basis as other employees, and in the non-qualified programs, on the same basis as other officers in accordance with the plans. Upon the recommendation of management, in November 2006, the Compensation Committee authorized amendments to the long-standing pension plan of the Company which is described in further detail beginning on page 37. The amendments were adopted in February 2007 and included a so-called "soft freeze" eliminating any new enrollments of employees into the plan and a reduction in the growth of benefits effective April 1, 2007. These changes will assist us in controlling what had become an unacceptably high and rapidly increasing cost, while continuing to provide appropriate, competitive retirement benefits for our employees.

(1)
For purposes of calculating core return on average assets and core earnings per share, a core net income component is used and defined as net income before unusual items less the after-tax portion of gains or losses on the sale of investment securities and nonrecurring items, applying a tax rate of 35%.

Do we have formal equity ownership guidelines for our executive officers?

        The Company grants stock awards to employees with the intent of closely aligning the interests of the Company's management and stockholders. Accordingly, the Company would like senior officers to retain a portion of the Common Stock they obtain through the Company's equity programs. In this spirit, the Company's Board of Directors has established minimum stock ownership guidelines that apply to all non-employee directors and members of senior management of the Company.

        Under these guidelines, non-employee directors are encouraged to own Common Stock equal in value to five times their annual retainer. Our President and Chief Executive Officer is encouraged to own Common Stock equal in value to three times his annual salary, and senior officers are encouraged to own Common Stock equal in values ranging from one to two times their annual salary, depending upon their salary grade. Ownership levels will be determined by considering stock acquired through open market purchases, employee benefit plans and the Company's equity compensation plans.

Do we have employment contracts with our executive officers?

        Employment contracts are extended to executive level employees in exchange for loyal service, and agreements not to solicit or compete in the event of a termination of employment. The Compensation Committee has determined that the terms of the agreements are consistent with competitive practice and are important to attracting and retaining executive talent. The agreements provide for the executive's position, compensation and benefits, including severance payments in the event of loss of position for other than cause. The agreements also impose confidentiality and non-solicitation obligations on the executive. In the event of a loss of position following a change-in-control of the Company, significant separation benefits are triggered, including lump sum payments, equity award vesting acceleration and similar benefits. These agreements are detailed in the tables and narrative following this Compensation Discussion and Analysis.

Do we provide perquisites to our executive officers?

        The Company provides perquisites to executives, including the named executive officers, which the Compensation Committee believes are reasonable and within market practice.

        We have a Company vehicle policy that provides a car allowance to senior management, including our executive officers. We also reimburse certain officers for a portion of country club dues. We provide these benefits because we believe they are consistent with competitive practices. We also provide relocation assistance to our newly hired or relocated salaried executive employees, including our named executive officers. We provide the relocation assistance to offer a competitive compensation package to our current and prospective executive employees because we believe that potential new hires and our current executive employees view relocation assistance as a valuable benefit.

What tax considerations do we evaluate in making compensation decisions?

        We consider the tax effects of various forms of compensation and the potential for excise taxes to be imposed on our named executive officers, which might have the effect of frustrating the purpose(s) of such compensation. In conducting this assessment we consider several provisions of the Internal Revenue Code (Code) including:

        Section 162(m).    Section 162(m) limits the ability of public companies like ours to deduct certain compensation in excess of $1 million paid to our Chief Executive Officer or other named executive officers. However, this limitation does not apply to compensation that qualifies as "performance-based." In administering the "performance-based" portion of our executive compensation program (the STIC, stock options and PARS), the Compensation Committee historically has satisfied the requirements for deductibility under Section 162(m) and believes, based on current tax laws, that substantially all the payments under those awards will be deductible. Because we were a TARP participant during most of 2011, this deduction limit was reduced to $500,000 during 2011 and the performance-based exception was not applicable.

        Sections 280G and 4999.    In employment contracts issued to our named executive officers prior to May 2009, we included certain change-in-control (CIC) tax provisions. These provisions provide for tax protection in the form of a reimbursement to the executive for any excise tax under Section 4999 as well as any additional income and employment taxes resulting from such reimbursement. Section 4999 imposes a 20% nondeductible excise tax on our named executive officers who receive an "excess parachute payment" and Section 280G disallows the tax deduction to the payer (our successor) for any excess parachute payment. An excess parachute payment is the aggregate amount of cash and other benefits payable upon a change-in-control that exceeds 2.99 times the executive's base amount (average W-2 compensation for 5 calendar years preceding the change in control). The IRS imposes the excise tax on the amount that exceeds the executive's base amount. The intent of the reimbursement is to provide a benefit without a tax penalty to our executives who are displaced in the event of a change-in-control. At the time of issuance, providing tax protection for excess parachute payments for our executive officers was consistent with market practice. However, these CIC tax provisions were eliminated from the Company's standard employment agreements in May of 2009 and are not included in newly issued employment agreements, including our recent employment agreement with Mr. Sander.

2011 SUMMARY COMPENSATION TABLE

        The table and explanatory footnotes below summarize the total compensation for the years 2011, 2010 and 2009 paid to or earned by our named executive officers.

(a)	(b)	(c)	(d)		(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position	Year	Salary(1)	Bonus		Stock Awards(2)(4)	Option Awards(3)(4)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-qualified Deferred Compensation Earnings(5)	All Other Compensation(6)	Total
Michael L. Scudder,	2011	$1,008,884	—		$566,627	—	—	$103,449	$212,594	$1,891,554
President & Chief	2010	1,008,884	—		525,105	—	—	66,560	181,870	1,782,419
Executive Officer	2009	623,077	—		360,450	—	—	43,122	97,471	1,124,120
Mark G. Sander,(7)	2011	$417,308	$150,000	(8)	$493,655	$199,996	—	$697	$125,433	$1,387,089
Senior EVP and Chief Operating Officer
Paul F. Clemens,	2011	$399,536	—		$168,457	—	—	$337	$32,574	$600,904
EVP and Chief Financial	2010	388,438	—		163,457	—	—	NA	27,922	579,817
Officer	2009	306,346	—		151,984	—	—	NA	14,632	472,962
Victor P. Carapella,	2011	$377,328	—		$162,311	—	—	$80,382	$68,275	$688,296
EVP and Commercial	2010	362,815	—		155,800	—	—	98,190	47,050	663,855
Banking Group Manager,	2009	353,077			174,685	—	—	74,265	50,285	652,312
First Midwest Bank
Kent S. Belasco(7)	2011	$$224,000	$12,000		$$116,475	—	$96,497	$77,126	$19,160	$545,258
EVP and Chief Information and Operations Officer, First Midwest Bank

Notes:

(1)
The dollar amounts in column (c) include payments made in shares of Common Stock during the 2011 fiscal year under TARP compliant Salary Stock Agreements with each of Messrs. Scudder, Sander, Clemens and Carapella in the following aggregate dollar amounts: Michael L. Scudder—$408,884; Mark G. Sander—$148,077; Paul F. Clemens—$75,536; and Victor P. Carapella—$65,328. Salary Stock consists of shares of fully vested Common Stock that are issued to the executive as a portion of their annual compensation on a bi-weekly basis in accordance with the Company's regular payroll procedures. The number of shares of Common Stock granted as of each payroll period was determined by dividing that portion of the executive's Salary Stock payment for the period, by the average of the high and low sale price of our Common Stock on the Nasdaq Stock Market on the date prior to the applicable payroll date.

(2)
With respect to each of Messrs. Scudder, Clemens, Carapella and Belasco, the awards in column (e) represent the issuance of restricted stock awards under our annual Long Term Incentive Compensation or LTIC program for 2009, 2010 and 2011 pursuant to the Omnibus Plan. With respect to Mr. Sander, the awards in column (e) represents stock issuances made pursuant to his employment agreement in the form of a one-time special restricted stock award in the amount of $400,000, plus dividends paid on December 31, 2011 upon vesting of the award, and the issuance of shares of fully vested Common Stock on a bi-weekly basis beginning on July 15, 2011 in the monthly amount of $15,500 until December 2013.

(3)
The award in column (f) for Mr. Sander represents a special stock option award granted upon his joining the Company in June 2011.

(4)
The amounts in columns (e) and (f) reflect the aggregate grant-date fair value of stock awards and option awards granted in 2011, 2010 and 2009 (as applicable), respectively, in accordance with the accounting guidance for share-based compensation. The grant-date fair value for stock awards is determined by multiplying the number of restricted shares granted by the average of the high and low sale price of our Common Stock as reported by the Nasdaq Stock Market on the grant date. In addition, the value shown includes dividends received on the restricted stock awards. The grant-date fair value of the stock-based awards will likely vary from the actual amount the individual receives. See the 2011 Grants of Plan-Based Awards table later in this section for the full fair value of stock and option awards granted in 2011. Note 16 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2011 contains a discussion of the relevant assumptions used in calculating the grant-date fair value for option awards pursuant to the accounting guidance for share-based compensation.

(5)
The amounts in column (h) represent the actuarial increase in the present value of the named executive officer's benefit under our qualified broad-based pension plan. See the section entitled Pension Benefits (page 37). These amounts were determined using the interest rate and mortality rate assumptions consistent with those used in our 2011 audited financial statements. The amounts also represent realized earnings in the nonqualified deferred compensation plan.

(6)
The following table presents the type and amounts for each component included in column (i).

Contributions to Defined Contribution Retirement Plans and Perquisites

Name		Qualified Plan(a)	Non-Qualified Plan(b)	Non-Qualified Pension Restoration(c)		Perquisites and Other Personal Benefits		Total
Michael L. Scudder	2011	$4,900	$15,278		$181,597	$10,819	(d)	$212,594
	2010	4,900	15,278		150,996	10,696	(d)	181,870
	2009	3,231	9,231		65,637	19,372	(d)	97,471
Mark G. Sander	2011	NA	$95,000		NA	$30,433	(e)	$125,433
Paul F. Clemens	2011	$14,700	$9,299	$	NA	$8,575	(f)	$32,574
	2010	12,250	7,172		NA	8,500	(f)	27,922
	2009	4,900	1,232		NA	8,500	(f)	14,632
Victor P. Carapella	2011	$4,900	$2,647		$50,023	$10,705	(f)	$68,275
	2010	4,900	2,356		31,294	8,500	(f)	47,050
	2009	4,900	2,162		34,723	8,500	(f)	50,285
Kent S. Belasco	2011	$4,071	$409		$6,105	$8,575	(f)	$19,160

Notes:

(a)
With respect to Messrs. Scudder, Carapella and Belasco (as applicable), for 2011, 2010 and 2009, amounts represent a 2% Company matching contribution to the employee's plan account. With respect to Mr. Clemens, for 2009, amounts represent a 2% discretionary contribution that was paid in March 2010; for 2010, amounts represent a 2% Company matching contribution plus a 3% discretionary contribution to the employee's plan account that was paid in March 2011; and for 2011 amounts represent a 4% discretionary contribution that was paid to the employee's plan account in December 2011. All Company contributions were made on eligible compensation under the Savings and Profit Sharing Plan subject to compensation limitations under the Code.

(b)
With respect to Messrs. Scudder, Carapella and Belasco (as applicable), for 2011, 2010 and 2009, amounts represent a 2% Company matching contribution to the employee's plan account. With respect to Mr. Clemens, for 2009, amounts represent a 2% discretionary contribution that was paid in March 2010; for 2010, amounts represent a 2% Company matching contribution plus a 3% discretionary contribution that was paid in March 2011; and for 2011, amounts represent a 4% discretionary contribution that was paid in December 2011. All Company contributions were made on eligible compensation that would have accrued under the Savings and Profit Sharing Plan, but for the limitations under the Code. With respect to Mr. Sander, the amount represents a one-time Company contribution to the non-qualified deferred compensation plan made pursuant to his employment agreement.

(c)
Represents the present value of amounts that would have accrued to the named executive officer during 2011, 2010 and 2009 under the actuarially based pension formula of the qualified pension plan but for the compensation limitations of the Code.

(d)
For 2011, 2010 and 2009, represents amounts paid to Mr. Scudder for annual automobile allowance and amounts paid by the Company on behalf of Mr. Scudder for personal security equipment. For 2011, represents amounts paid to Mr. Scudder for annual cell phone allowance.

(e)
For 2011, represents amounts paid to Mr. Sander for annual automobile allowance, personal legal fees related to his employment agreement and amounts paid by the Company on behalf of Mr. Sander for country club dues. The country club membership is maintained for business entertainment but may be used for personal use. The entire amount of country club dues has been included, although we believe that only a portion of this cost represents a perquisite.

(f)
For 2011, represents amounts paid to each of Messrs. Clemens, Carapella and Belasco for the annual automobile allowance and annual cell phone allowance. The amount for Mr. Carapella also represents amount paid by the Company for country club dues. The country club membership is maintained for business entertainment but may be used for personal use. The entire amount of country club dues has been included, although we believe that only a portion of this cost represents a perquisite.
(7)
Mr. Sander joined the Company in June 2011, and Mr. Belasco first qualified as a named executive offer under SEC rules in 2011. Accordingly, there is no compensation information included for 2010 and 2009 with respect to Mr. Sander or Mr. Belasco.

(8)
The amount shown represents a cash signing bonus paid to Mr. Sander upon his hire.

2011 GRANTS OF PLAN-BASED AWARDS TABLE

        The following table and explanatory footnotes provide information with regard to the potential cash award opportunity for 2011 and with respect to stock awards granted during 2011 and reported as Stock Awards in the Summary Compensation Table.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)		(k)	(l)
										All Other Option Awards: Number of Securities underlying Options(3)
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)						All Other Stock Awards: Number of Shares of Stock or Units(2)				Exercise or Base Price of Option Awards Per share(3)	Grant Date Fair Value of Stock and Option Awards(4)
					Estimated Possible Payouts Under Equity Incentive Plan Awards
	Grant Date
Name		Threshold	Target	Maximum	Threshold	Target	Maximum
Michael L. Scudder		—	—	—	—	—	—
	02/23/11							46,603	(5)	—		—	$562,498

Mark G. Sander		—	—	—	—	—	—			—		—
	06/20/11							32,881	(6)	42,328	(6)	$12.17	$599,993
	(7)							6,960		—		—	$93,000

Paul F. Clemens		—	—	—	—	—	—			—		—
	02/23/11							13,841	(5)	—		—	$167,061

Victor P. Carapella		—	—	—	—	—	—			—		—
	02/23/11							13,329	(5)	—		—	$160,881

Kent S. Belasco		$38,080	$89,600	$147,840	—	—	—			—		—
	02/23/11							9,569	(5)	—		—	$115,498

Notes:

(1)
Amounts in columns (c), (d) and (e) reflect the range of estimated possible payouts under our STIC Program based on a combination of company performance and individual performance assumptions. See the section entitled Short-Term Incentive Compensation. Due to TARP related restrictions, Messrs. Scudder, Sander, Clemens and Carapella could not participate in our STIC Program for the 2011 fiscal year.

(2)
The awards in column (i) represent the issuance of restricted stock awards under our annual equity compensation practice and our PARS Program pursuant to our Omnibus Plan. See the section entitled Long Term Incentive Compensation and Performance-Awarded Restricted Stock Awards. For unvested awards granted prior to 2009, the named executive officers are entitled to receive dividend equivalent payments based on cash dividends paid on our Common Stock. For awards granted after 2008, the named executive officers are entitled to receive dividend equivalent payments based on cash dividends paid on our Common Stock, but only after the award vests in full.

(3)
The awards in column (j) represent the issuance of non-qualified stock options under our Omnibus Plan per our equity compensation practice. See the section entitled Long Term Incentive Compensation. Column (k) reflects the exercise price of these options determined based on the average of the high and low sales price of our Common Stock on the date of grant as required by the Omnibus Plan.

(4)
The amounts in column (l) represent the full fair value of the non-qualified stock options reported in column (j) as well as the stock awards listed in column (i) as of the date of grant as determined in accordance with the accounting guidance for share-based compensation.

(5)
Amounts represent the issuance of restricted stock awards under our Omnibus Plan in February 2011 per our annual equity compensation practice. See the section entitled Long Term Incentive Compensation. Restricted stock awards vest over three years in two equal installments beginning two years from the date of grant (subject to continued employment and accelerated vesting in connection with death, disability or a change-in-control).

(6)
Amounts represent the issuance of a recruitment restricted stock award and stock option award pursuant to our Omnibus Plan on the date of hire, June 20, 2011. The recruitment grant vested on December 31, 2011.

(7)
Amounts represent shares of fully vested Common Stock that are issued to the executive on a bi-weekly basis in accordance with the Company's regular payroll procedures starting on July 15, 2011 until December 31, 2013 pursuant to Mr. Sander's employment agreement.

 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2011 TABLE

        The following table and explanatory footnotes provide information regarding unexercised stock options and unvested stock awards held by our named executive officers as of December 31, 2011. All values in the table are based on a market value for our Common Stock of $10.13, the closing price on December 30, 2011, the last trading day of 2011, as reported by the Nasdaq Stock Market. Information regarding when unvested awards are scheduled to vest, subject to continued employment and acceleration in the event of death, disability or change-in-control, is set forth in the footnotes below.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Michael L. Scudder	7,998			$28.70	2/20/12	19,329	(1)	$195,803
	1,673			29.25	8/21/12	39,270	(2)	397,805
	13,997			26.26	2/19/13	46,603	(3)	472,088
	12,020			32.72	2/24/14
	1,202			32.75	5/20/14
	17,940			33.61	2/23/15
	19,631			33.92	2/22/16
	18,898			38.62	2/21/17
	25,019			28.10	2/20/18
Mark G. Sander	42,328			$12.17	6/20/12	—		—
Paul F. Clemens	902			$38.79	11/15/16	8,185	(1)	$82,914
	5,380			38.62	2/21/17	12,240	(2)	123,991
	18,464			28.10	2/20/18	13,841	(3)	140,209
Victor P. Carapella	8,442			$28.70	2/20/12	9,398	(1)	$95,202
	4,827			26.26	2/19/13	11,657	(2)	118,085
	3,393			37.37	2/19/13	13,329	(3)	135,023
	8,116			32.72	2/24/14
	812			32.75	5/20/14
	11,324			33.61	2/23/15
	12,258			33.92	2/22/16
	11,655			38.62	2/21/17
	16,738			28.10	2/20/18
Kent S. Belasco	8,369			$28.70	2/20/12	5,798	(1)	$58,734
	9,512			26.26	2/19/13	8,354	(2)	84,626
	7,978			32.72	2/24/14	9,569	(3)	96,934
	798			32.75	5/20/14
	9,774			33.61	2/23/15
	9,113			33.92	2/22/16
	10,335			38.62	2/21/17
	14,866			28.10	2/20/18
	1,096			26.95	4/16/18

Notes:

(1)
Restricted stock awards vest in two equal annual installments with vesting dates of May 20, 2011 and May 20, 2012.

(2)
Restricted stock awards vest in two equal annual installments with vesting dates of February 17, 2012 and February 17, 2013.

(3)
Restricted stock awards vest in two equal annual installments with vesting dates of February 23, 2013 and February 23, 2014.

 2011 OPTION EXERCISES AND STOCK VESTED TABLE

        The following table provides information with respect to amounts paid to or received by our named executive officers during 2011 as a result of the exercise of non-qualified stock options and the vesting of restricted stock awards or units.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Michael L. Scudder	—	—	19,330	$236,599
Mark G. Sander	—	—	32,881	334,564
Paul F. Clemens	—	—	8,185	100,184
Victor P. Carapella	—	—	9,399	115,044
Kent S. Belasco	—	—	6,192	75,790

PENSION BENEFITS

        We sponsor a noncontributory tax-qualified defined benefit retirement plan (Pension Plan). The amount of the monthly pension benefit is based on the average monthly pension-eligible compensation and credited service of the participant. Average monthly compensation is the average of the highest eighty-four consecutive months of pay within the last 120 months of service and credited service is based on the period of employment with First Midwest, subject to limitations on services prior to 1980.

        Pension-eligible compensation consists of base salary, bonuses, incentive compensation, overtime and vacation pay, but excludes severance, and amounts realized from exercise of non-qualified stock options and the release of restricted stock/unit awards. Pension-eligible compensation is capped by tax laws applicable to tax-qualified pension plans. For 2011, this limit was $245,000. Any amounts that become ineligible due to the Code limits are used to compute the pension restoration contribution to the non-qualified retirement plan as discussed further under the section entitled Non-qualified Deferred Compensation.

        Our Pension Plan provides for pension benefits under normal retirement (the attainment of age 65), early retirement (the attainment of age 55 with fifteen or more years of service), termination after five years of service, disability retirement after ten years of service and death before retirement with five or more years of service. A participant may elect to have his/her benefit paid each month in the form of a single life annuity or one of several actuarially equivalent forms of payment, including a lump sum.

        Early retirement pension benefits are reduced by 6% for each of the first five years (ages 60-65) and by 4% for each of the next five years (ages 55-60) that the pension commencement date precedes the normal retirement age of 65. Of the named executive officers, only Messrs. Belasco and Carapella are eligible for early retirement.

        The Pension Plan is designed to provide an annual pension benefit at normal retirement of 27% of final average pension-eligible compensation for a participant with thirty years of credited service.

2011 PENSION BENEFITS TABLE

        The following table shows the present value of the accumulated benefit as of December 31, 2011 payable to each of the named executive officers, including the number of years of service credited to each named executive officer under our Pension Plan determined using interest rate and mortality rate assumptions consistent with those used in our 2011 audited financial statements.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
Michael L. Scudder	Pension Plan	25.75	$388,593	—
Mark G. Sander(1)	NA	NA	NA	NA
Paul F. Clemens(1)	NA	NA	NA	NA
Victor P. Carapella	Pension Plan	23.33	634,049	—
Kent S. Belasco	Pension Plan	25.42	588,279	—

Notes:

(1)
The Pension Plan was closed to new participants as of April 1, 2007. Based on the date of hire for Mr. Clemens and Mr. Sander, they are not eligible to participate in the Plan.

NON-QUALIFIED DEFERRED COMPENSATION

        We maintain two non-qualified deferred compensation plans in which our named executive officers may participate, the First Midwest Bancorp, Inc. Non-qualified Retirement Plan (Retirement Plan) and the First Midwest Bancorp, Inc. Stock Option Gain Deferral Plan (Gain Deferral Plan).

Non-qualified Retirement Plan

        The Retirement Plan is a defined contribution deferred compensation plan under which participants are credited with deferred compensation equal to contributions and benefits based on amounts that would have accrued under our tax-qualified plans but for limitations under the Code, and up to 75% of base salary and up to 100% of annual bonus that the participant has elected to defer. Deferral elections are made by eligible participants in December of each year for amounts to be earned in the following year. Participant accounts are deemed to be invested in separate investment accounts in an irrevocable rabbi trust under the plan, with similar investment alternatives as those available under our Savings and Profit Sharing Plan (our tax-qualified 401(k) savings and profit sharing plan), including an investment account deemed invested in shares of our Common Stock. Participants are able to modify their investment elections at any time. Participant accounts are adjusted to reflect the investment return of the deemed investments. The following table shows the investment funds available under the Retirement Plan and their annual rate of return for the calendar year ended December 31, 2011, as reported by the trustee of the Retirement Plan.

Name of Fund	Rate of Return	Name of Fund	Rate of Return
Wells Fargo Advtg Cash Inv MM	0.07%	American Funds Grwth Fund of America R4	(4.87)%
Wells Fargo Advtg Short-term Bd	1.68%	Aston/Optimum Mid Cap N	(6.54)%
Dreyfus Bond Market Index	7.42%	Wells Fargo Advtg Opport	(6.91)%
Fidelity Advisor High Inc Advant	(0.19)%	Federated Mid Cap Grwth Strat	(3.59)%
American Funds American Balanced R4	3.80%	Wells Fargo Advtg Sm Cap Discp	(7.94)%
T. Rowe Price Equity-Income Adv	(0.94)%	Baron Small Cap	(1.58)%
Wells Fargo Advtg Index Admin	1.90%	American Funds EuroPacific Gr R4	(13.61)%
Davis NY Venture A	(4.78)%	FMBI Stock Fund	(11.72)%

Non-qualified Stock Option Gain Deferral Plan

        In 1998, our Board adopted the Gain Deferral Plan with the purpose to encourage stock ownership of certain key executives. This plan combines traditional deferred compensation arrangements with stock option exercise transactions by allowing eligible stock option participants to defer to a future date the receipt of shares representing the value realized upon exercise of the underlying stock options. In response to the addition of Section 409A of the Code, the Gain Deferral Plan is only available on a limited basis. Currently, 20 stock option participants are eligible to participate, including the named executive officers. Deferrals are held for each participant in separate individual accounts in an irrevocable rabbi trust. Amounts deferred under the Gain Deferral Plan are denominated and paid in shares of Common Stock and are adjusted for dividends as if the dividends were reinvested in shares of Common Stock.

Distributions

        Under both the Retirement Plan and the Gain Deferral Plan, payments begin after termination and are payable at the participant's election, either as a lump sum or in installments over a period not to exceed fifteen years. Earlier payment may be made upon showing of financial hardship to the satisfaction of the Compensation Committee. Distributions are paid in cash under the Retirement Plan, and are paid as in-kind stock distributions under the Gain Deferral Plan. Payments to executive officers and others will be delayed as necessary to comply with Code Section 409A.

 2011 NON-QUALIFIED DEFERRED COMPENSATION TABLE

        The following table summarizes the activity in each of the named executive officer's deferred compensation accounts during 2011.

(a)	(b)	(c)	(d)	(e)	(f)	(g)
Name	Plan Name	Executive Contributions in 2011(1)	Company Contributions in 2011(2)	Aggregate Earnings in 2011	Aggregate Withdrawals/ Distributions in 2011	Aggregate Balance at December 31, 2011(3)(4)
Michael L. Scudder	Retirement Plan	$13,750	$196,875	$22,253	—	$1,186,442
	Gain Deferral Plan	—	NA	360	—	90,577
Mark G. Sander	Retirement Plan	—	$93,623	$697	—	$94,540
	Gain Deferral Plan	NA	NA	NA	NA	NA
Paul F. Clemens	Retirement Plan	$10,550	$13,602	$337	—	$39,043
	Gain Deferral Plan	NA	NA	NA	NA	NA
Victor P. Carapella	Retirement Plan	$2,273	$52,669	$12,356	—	$714,121
	Gain Deferral Plan	—	NA	1,982	—	498,107
Kent S. Belasco	Retirement Plan	$16,210	$6,514	$4,440	—	$398,030
	Gain Deferral Plan	—	NA	1,134	—	285,033

Notes:

(1)
Executive contributions represent amounts that would have been contributed by the named executive officer under the tax-qualified defined contribution plan, but for limitations under the Code.

(2)
Company contributions represent amounts that would have been contributed under the tax-qualified benefit plans, but for limitations under the Code. The Company contributions for each named executive officer to the Retirement Plan are included in All Other Compensation of the 2011 Summary Compensation Table.

(3)
Aggregate balances at December 31, 2011 reflect amounts accumulated over the years of the employee's participation in the plans from: (A) participant and Company contributions under the Retirement Plan; and (B) participant contributions only under the Gain Deferral Plan. Our named executive officers have participated in the Retirement Plan since 1998 for Messrs. Belasco and Carapella and 1999 for Mr. Scudder. Our named executive officers have participated in the Gain Deferral Plan since 2004 for Messrs. Carapella, Belasco and Scudder. The following table presents those amounts included in the aggregate deferred compensation balances for each named executive officer as of December 31, 2011 that have been reported in prior proxy statements filed with the SEC for the fiscal year in which they were earned:

Proxy Location of Amounts Previously Reported

Name	Summary Compensation Table	Pension Discussion	Option Exercise Table	Total
Michael L. Scudder	$703,728	$102,506	$249,651	$1,055,885
Mark G. Sander	—	—	—	—
Paul F. Clemens	11,267	—	—	11,267
Victor P. Carapella	138,347	—	—	138,347
Kent S. Belasco	—	—	—	—
(4)
As of December 31, 2011, the portion of the aggregate balances in the Retirement Plan and Gain Deferral Plan (as applicable) that represent stock ownership in the Company is as follows: 8,941 shares for Mr. Scudder; 1,875 shares for Mr. Clemens; 49,200 shares for Mr. Carapella and 30,157 shares for Mr. Belasco.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

        We have entered into agreements and maintain plans covering our executive officers that will require the Company to provide incremental compensation in the event of involuntary termination of employment or a change-in-control. We describe these obligations below.

Overview

        We have entered into employment agreements with each of our named executive officers. These agreements have been in place for many years, in most instances since 1997, and provide for automatic annual renewal. The agreements set forth the executive's title and responsibilities and the executive's pay, confidentiality and non-solicitation commitments by the executive and payments, if any, to be made to the executive upon termination of employment. Termination of employment also impacts stock option and restricted stock awards we have made, as well as benefits payable under our employee benefit plans.

        The following discussion takes each termination of employment situation—voluntary resignation, discharge for cause, discharge without cause, resignation due to constructive discharge, death and disability—and a change-in-control of the Company, and describes the additional amounts that the Company would pay or provide to the executive officer or the officer's beneficiaries as a result. The discussion below and the amounts shown reflect certain assumptions we have made in accordance with SEC rules. These assumptions are that the termination of employment or change-in-control occurred on December 31, 2011 and that the value of a share of our Common Stock on that day was $10.13, the closing price as reported by the Nasdaq Stock Market on December 30, 2011.

        In addition, the following discussion and amounts do not include the payments and benefits which are not enhanced by the termination of employment or change-in-control. These payments and benefits include:

  •
  Benefits accrued under our Savings and Profit Sharing Plan and Pension Plan in which all employees participate;

  •
  Accrued vacation pay, health plan continuation and other similar amounts payable when employment terminates under programs applicable to our salaried employees generally;

  •
  Balances accrued under the non-qualified Retirement Plan and Gain Deferral Plan as more fully described on page 38; and

  •
  Stock options that have vested and become exercisable prior to the employment termination or change-in-control.

        For convenience, the payments and benefits described above are referred to in the following discussion as the executive officer's "vested benefits."

Voluntary Resignation

        We are not obligated to pay amounts over and above vested benefits in the event of employment termination due to voluntary resignation, unless the executive's age and years of service qualify for special provisions applicable for retirement. None of our executives have qualified for any retirement provisions as of December 31, 2011.

        Under the confidentiality commitments in the employment agreement, the executive is required to not disclose our confidential information or use it for another's benefit. In addition, the executive may not solicit any of our clients or customers to not do business with us or solicit any of our employees to leave us. These non-solicitation provisions apply for two years after termination of employment for Mr. Scudder; eighteen months after termination of employment for Mr. Sander; and one year after termination for all other named executive officers.

Discharge for Cause

        We are not obligated to pay any amounts over and above vested benefits if an executive officer's employment terminates because of discharge for cause and the executive is bound by the confidentiality and non-solicitation commitments. The executive officer's right to exercise vested options expires upon discharge for cause, and, if the cause is fraud or embezzlement of funds, benefits under the Gain Deferral Plan are subject to forfeiture. In general, a discharge will be for cause if the executive has intentionally failed to perform his or her duties, engaged in illegal or gross misconduct that harms the Company or has been convicted of a felony involving moral wrongdoing.

Death or Disability

        We provide our employees, including our executive officers, with group life and disability insurance coverage. The group life insurance benefit is a multiple of base salary ranging from two times to four times base salary and is subject to limits contained in the policy. The disability benefit is a monthly benefit, paid until age 65, equal to two-thirds of base salary at the time of disability. These benefits would be paid to the named executives or beneficiary, in addition to the vested benefits, in the event of death or disability. The amount of the payments assuming death or disability on December 31, 2011 are set forth in the following table.

		Disability Benefits
Name	Life Insurance (Death) Benefit	Monthly Amount	Months to Age 65	Total Payment
Michael L. Scudder	$1,000,000	$20,000	163	$3,260,000
Mark G. Sander	750,000	20,000	143	2,860,000
Paul F. Clemens	750,000	20,000	67	1,340,000
Victor P. Carapella	10,000	20,000	27	540,000
Kent S. Belasco	430,000	17,917	112	2,006,704

        We have provided that all unvested stock options and restricted stock awards become vested in the event of the death or disability of the employee. The following table summarizes the unvested stock options and restricted stock awards that would have vested on December 31, 2011 if the executive's employment terminated that day due to death or disability. All values in the table are based on a market value for our Common Stock of $10.13, the closing price on December 30, 2011 as reported by the Nasdaq Stock Market.

	Stock Options		Restricted Stock Awards/Units
Name	Number(1)	Value(2)	Number(3)	Value
Michael L. Scudder	—	—	105,202	$1,065,696
Mark G. Sander	—	—	—	—
Paul F. Clemens	—	—	34,266	347,114
Victor P. Carapella	—	—	34,384	348,310
Kent S. Belasco	—	—	23,721	240,294

Notes:

(1)
There are no unvested stock options as of December 31, 2011.

(2)
Difference between the closing stock price as of December 30, 2011 of $10.13 and the potential exercise price for an option. There are no unvested stock options as of December 31, 2011.

(3)
Total number of shares of unvested restricted stock as of December 31, 2011.

Discharge Not For Cause; Resignation Due to Constructive Discharge

        Our employment agreements obligate us to pay severance benefits if an executive officer's employment is involuntarily terminated other than for cause and the confidentiality and non-solicitation commitments bind the executive. The executive is also required to execute a general release of claims as a condition to receiving severance benefits. This scenario includes the resignation by the executive under circumstances that constitute constructive discharge, except in this case; the non-solicitation commitments do not apply. Constructive discharge will generally arise if the executive determines we have breached the employment agreement by not maintaining his or her appointed positions, power and authority, failed to pay or provide the agreed-upon compensation, given notice that the agreement will not automatically renew, or required the executive to move to an office location more than eighty miles from his or her current location. Our primary obligation in these circumstances is to continue the executive's salary and participation in medical plans for a defined severance period and to pay a pro-rata annual bonus for the year employment terminates. We will also provide outplacement assistance. The severance period is nine months for Mr. Scudder and Mr. Sander and six months for the other executive officers. The severance period may be extended for up to an additional six-month severance period in the Company's sole discretion.

SEVERANCE

        The following table summarizes the severance benefits that would be payable to the named executive officers had employment terminated involuntarily on December 31, 2011.

	Salary Continuation
Name	Monthly Amount	Number of Months	Total Salary Continuation	Pro-Rated Annual Bonus(1)	Medical Benefits/ Outplacement(2)	Total
Michael L. Scudder	$50,000	9	$450,000	$360,000	$81,597	$891,597
Mark G. Sander	41,667	9	375,003	250,000	69,597	694,600
Paul F. Clemens	27,000	6	162,000	129,600	43,783	335,383
Victor P. Carapella	26,000	6	156,000	124,800	42,343	323,143
Kent S. Belasco	18,667	6	112,002	89,600	33,311	234,913

Notes:

(1)
Pro-rated annual bonus based on target bonus for year of termination and number of days elapsed at date of termination. Amount reflects full 2011 target bonus since termination is presumed to occur on last day of year.

(2)
Reflects amount of health benefit continuation (COBRA) premium paid by the Company during the salary continuation period and outplacement services estimated to be 12% of annual base salary.

CHANGE-IN-CONTROL

        We have special provisions in our employment agreements and plans in the event of a change-in-control of our Company. In general, a change-in-control will occur if a person or group acquires more than 25% of our voting stock, there is an unwelcome change in a majority of the members of our Board, or, if after we merge with another organization, our stockholders do not continue to own more than half of the voting stock of the merged company and more than half of the members of the board of the merged company were not members of our Board.

        The severance benefits under our employment agreements are enhanced in the event of involuntary termination (including constructive discharge) upon a change-in-control, and the confidentiality commitments apply. For this purpose, resignation by the executive for any reason after completion of a one-year post-change-in-control transition period will qualify as constructive discharge. The enhanced benefits consist of a lump sum payment of approximately two and one-half years' pay in the case of Mr. Scudder and Mr. Sander and two years' pay for the other named executive officers. The employment agreements for Messrs. Scudder, Belasco, Clemens and Carapella also provide for a gross-up payment should the executive be subject to the excise tax on golden parachute payments under the Code. In addition, all unvested stock options and restricted stock awards vest in full upon a change-in-control, whether or not the executive's employment terminates.

        The table below summarizes the additional payments we would be obligated to make if a change-in-control occurred and the executive's employment terminated on December 31, 2011. All equity values in the table are based on a market value for our Common Stock of $10.13, the closing price on December 30, 2011 as reported by the Nasdaq Stock Market.

				Equity Awards
	Severance Payments
				Stock Options		Restricted Stock
	Cash Lump Sum	Gross-Up Payment	Total Severance Payments					Total Equity Value
Name				Number(1)	Value(2)	Number(3)	Value
Michael L. Scudder	$3,057,333	$1,228,656	$4,285,989	—	—	105,202	$1,065,696	$1,065,696
Mark G. Sander	2,241,865	NA	2,241,865	—	—	—	—	—
Paul F. Clemens	1,027,302	—	1,027,302	—	—	34,266	347,114	347,114
Victor P. Carapella	1,058,926	—	1,058,926	—	—	34,384	348,310	348,310
Kent S. Belasco	709,934	—	709,934	—	—	23,721	240,294	240,294

Notes:

(1)
There are no unvested stock options as of December 31, 2011.

(2)
Difference between the closing stock price as of December 30, 2011 of $10.13 and the potential exercise price for an option. There are no unvested stock options as of December 31, 2011.

(3)
Total number of shares of unvested restricted stock as of December 31, 2011.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis that precedes this report. Based on this review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2011.

Risk Review Discussion

        As participants until November 23, 2011 in the TARP Capital Purchase Program established under the Troubled Asset Relief Program of the Emergency Economic Stabilization Act of 2008, as subsequently amended by the American Recovery and Reinvestment Act of 2009, the Compensation Committee was required to conduct a risk assessment twice a year under which it must evaluate and review the following with the Company's senior risk officers:

  •
  The compensation plans for senior executive officers or "SEOs" to ensure that the plans do not encourage SEOs to take unnecessary and excessive risks that may threaten the value of the company.

  •
  All employee compensation plans "in light of the risks posed to the company by such plans and how to limit such risks", and to ensure they do not encourage the manipulation of reported earnings to enhance the compensation of any of the company's employees.

        The Compensation Committee conducted such reviews of the compensation programs discussed in the section entitled Compensation Discussion and Analysis on February 21, 2011 and on August 18, 2011, and as a result of these reviews, the Compensation Committee has determined that the Company's compensation programs and practices employ adequate features that adequately balance appropriate risk taking with risk mitigation strategies. Below are some of the compensation program features which are used to achieve this balance:

  •
  Compensation practices are intended to provide market-responsive, total direct compensation opportunities that include equity-based incentives that align employee interests with stockholders.

  •
  Median compensation is targeted at the median percentile paid by competitors for positions of similar responsibility. We believe this strategy is neither overly aggressive nor modest.

  •
  The weighting of base salary vs. incentive and performance based compensation is balanced so that base salaries are sufficient to support the employee's reasonable day-to-day needs.

  •
  The total award cycle for equity compensation is intended to subject employee compensation to long-term market exposure and the Company's long-term performance.

  •
  The full range of risks associated with employee activities, as well as the time horizon over which those risks may be realized, are considered in an effort to insure that no individual employee activity could manipulate the various elements of employee compensation, or that could place the organization at risk.

  •
  With respect to performance based compensation, we use multiple performance factors that encourage executives to focus on the overall health of the business rather than a single financial measure and we cap awards at appropriate levels.

  •
  The Company has substantial stock ownership requirements for senior executives.

        As a result, the Compensation Committee is able to certify that:

  1.
  The Compensation Committee has reviewed with the Company's senior risk officers the SEO compensation plans and the Compensation Committee has made all reasonable efforts to ensure that these plans do not encourage SEOs to take unnecessary and excessive risks that threaten the value of the Company;

  2.
  The Compensation Committee has reviewed with the Company's senior risk officers the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to the Company; and

  3.
  The Compensation Committee has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of the Company to enhance the compensation of any employee.

Submitted by the Compensation Committee of the Board of Directors.

J. Stephen Vanderwoude (Chair)
Barbara A. Boigegrain (Vice-Chair)
Brother James Gaffney
Phupinder S. Gill
Peter J. Henesler
John L. Sterling
 Members, Compensation Committee

 AUDIT COMMITTEE REPORT

        The primary responsibilities of the Audit Committee (we, us) are to: (1) assist the Board in its oversight of the integrity of the Company's financial statements and systems of internal control over financial reporting; (2) oversee the Company's compliance with legal and regulatory requirements relating to financial reporting and disclosure; (3) evaluate the independence and qualifications of the Company's independent auditors; and (4) oversee the performance of the Company's independent auditors and its internal audit function. We also are solely responsible for the appointment, compensation, and retention of the Company's independent auditors. The Board has adopted an Audit Committee Charter, which sets forth the specific duties of the Audit Committee, a copy of which is available on the Company's website.

        In carrying out our oversight responsibilities, we rely on the expertise and knowledge of management, the independent auditors and the internal auditors. Management is responsible for determining that its financial statements are complete, accurate and in accordance with U.S. generally accepted accounting principles. Management is responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for planning and carrying out a proper audit of the Company's financial statements and internal control over financial reporting. The internal auditors are responsible for evaluating the adequacy and effectiveness of the Company's processes and system of internal controls to achieve the Company's stated goals and objectives. It is not the duty of the Audit Committee to plan or conduct audits, to determine that the Company's financial statements are complete and accurate and are in accordance with U.S. generally accepted accounting principles, or to conduct investigations or other types of auditing or accounting reviews or procedures.

        We have reviewed and had discussions with management and Ernst & Young LLP regarding the Company's audited financial statements for the fiscal year ended December 31, 2011. We also have discussed with Ernst & Young LLP the matters required under Statement on Auditing Standards No. 114, The Auditor's Communication With Those Charged With Governance (previously Statement on Auditing Standards No. 61, Communication with Audit Committees), as currently in effect. We have received the required disclosures from Ernst & Young LLP under applicable Public Company Accounting Oversight Board standards regarding auditor independence, and have discussed the auditors' independence with Ernst & Young LLP. We have established policies and procedures regarding the pre-approval of all services provided by the independent auditors. We have reviewed the audit and non-audit services provided by Ernst & Young LLP for the fiscal year ended December 31, 2011 and considered whether such services are compatible with maintaining the auditors' independence, and determined to engage Ernst & Young LLP as the independent registered public accounting firm of First Midwest Bancorp, Inc. for the fiscal year ending December 31, 2011.

        Based upon our review of the Company's audited financial statements and the discussions noted above, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in our charter, we have, pursuant to authority delegated by the Board, approved the inclusion of the audited financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the SEC.

Joseph W. England (Chair)
Bruce S. Chelberg
John F. Chlebowski, Jr.
Patrick J. McDonnell
Ellen A. Rudnick
Michael J. Small
 Members, Audit Committee

 OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended (Exchange Act) requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership of, and transactions in, our equity securities with the SEC. Such directors, executive officers and stockholders are also required to furnish us with copies of all Section 16(a) reports they file. Purchases and sales of our equity securities by such persons are published on our website at www.firstmidwest.com/secfilings. Based on a review of the copies of such reports, and on written representations from our reporting persons, we believe that all Section 16(a) filing requirements applicable to our directors, executive officers and stockholders were complied with during the fiscal year ended December 31, 2011.

Incorporation by Reference

        To the extent that this Proxy Statement is incorporated by reference into any other filing by FMBI under the Securities Act or the Exchange Act, the sections of this Proxy Statement entitled Audit Committee Report and Compensation Committee Report (to the extent permitted by the rules of the SEC) will not be deemed incorporated, unless specifically provided otherwise in such filing. We also include several website addresses in this Proxy Statement for your reference. The information on these websites is not part of this Proxy Statement.

Other Business

        At the date hereof, there are no other matters that the Board intends to present, or has reason to believe others will present, at the Annual Meeting. If other matters come before the Annual Meeting, the persons named in the accompanying form of proxy will vote in accordance with their best judgment with respect to such matters.

Stockholder Proposals for 2013 Annual Meeting of Stockholders

        Stockholders who, in accordance with the SEC's Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed by us in connection with our 2013 Annual Meeting of Stockholders must submit their proposals to our Corporate Secretary on or before December 7, 2012. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion.

        In accordance with our Restated Certificate of Incorporation, for a matter to be properly brought before the 2013 Annual Meeting of Stockholders (but not necessarily contained in our proxy statement), a stockholder's notice of the matter must be timely delivered to First Midwest Bancorp, Inc. ATTN: Corporate Secretary, One Pierce Place, Suite 1500, Itasca, Illinois 60143, not less than 120 nor more than 180 days prior to the date of the meeting, which currently is scheduled for May 15, 2013. As a result, any notice given by or on behalf of a stockholder pursuant to these provisions of our Restated Certificate of Incorporation (and not pursuant to the SEC's Rule 14a-8) must be received no earlier than November 16, 2012 and no later than January 15, 2013.

Stockholder Recommendations for Director Candidates

        The Nominating and Corporate Governance Committee will consider candidates recommended by stockholders. The policy of the Nominating and Corporate Governance Committee is to consider candidates recommended by stockholders in the same manner as other candidates. Stockholders who wish to submit director candidates for consideration by the Nominating and Corporate Governance Committee for election at our 2013 Annual Meeting of Stockholders may do so by submitting in writing such candidates' names, in compliance with the procedures and along with the other information required by our Articles of Incorporation, to First Midwest Bancorp, Inc. ATTN: Corporate Secretary, One Pierce Place, Suite 1500, Itasca, Illinois 60143 between November 16, 2012 and January 15, 2013.

Important Notice Regarding Delivery of Stockholder Documents

        SEC rules allow us to deliver a single copy of our proxy materials to multiple stockholders of record sharing the same address and last name, or who we reasonably believe are members of the same family and who consent to receive a single copy of these materials in a manner provided by these rules. This practice is referred to as "householding" and can result in significant savings of paper and mailing costs. We have been notified that certain brokers and banks holding our Common Stock for their customers will household proxy materials.

Stockholders sharing an address whose shares of our Common Stock are held by a broker or bank, who now receive multiple copies of our proxy materials and who wish to receive only one copy of these materials per household, should contact their broker or bank to request that only one set of these materials be delivered in the future.

        If you are a registered holder receiving multiple copies of our annual report and proxy statement, you may request householding in the future by contacting our Corporate Secretary.

Policies on Reporting of Concerns Regarding Accounting and Other Matters and on Communicating with Independent Directors

        We have adopted policies on reporting of concerns regarding accounting and other matters and on communicating with our independent Directors.

        Any person, whether or not an employee, who has a concern about the conduct of FMBI or its subsidiaries or affiliates, or any of our people, including with respect to our accounting, internal accounting controls or auditing issues, may, in a confidential or anonymous manner, communicate that concern via regular mail to the Company's Audit Services Manager, Chief Risk Officer, or to the Chairman of the Audit Committee, in either case, at First Midwest Bancorp, Inc., One Pierce Place, Suite 1500, Itasca, Illinois 60143.

        Any interested party, whether or not an employee, may contact an individual director, the Board as a group, or a specified Board committee or group, including our independent directors as a group, by submitting written correspondence to First Midwest Bancorp, Inc., Attn: Board of Directors, One Pierce Place, Suite 1500, Itasca, Illinois 60143. Each communication should specify the applicable addressee or addressees to be contacted as well as the general topic of the communication. The Company will initially receive and process communications before forwarding them to the addressee. Communications also may be referred to other departments within the Company.

Voting Via the Internet or by Telephone

        Provisions have been made for you to vote your shares of Common Stock via the Internet or by telephone. You may also vote your shares by mail. Please see the section entitled How do I vote? beginning on page 3 and the Proxy Card accompanying this Proxy Statement for specific instructions on how to cast your vote by any of these methods.

        The Internet and telephone voting procedures are designed to authenticate stockholders' identities, to allow stockholders to give their voting instructions and to confirm that stockholders' instructions have been recorded properly. We have been advised that the Internet and telephone voting procedures that have been made available to you are consistent with the requirements of applicable law. Stockholders voting via the Internet and by telephone should understand that there may be costs associated with voting in these manners, such as usage charges from Internet access providers and telephone companies that must be borne by the stockholder.

By order of the Board of Directors,

Cynthia A. Lance
 Executive Vice President and Corporate Secretary,
First Midwest Bancorp, Inc.

April 6, 2012

One Pierce Place, Suite 1500 Itasca, Illinois 60143

Vote by Internet – www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time on May 15, 2012. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future Proxy Materials

If you would like to reduce the costs incurred by our Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

Vote By Phone – 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time on May 15, 2012. Have your proxy card in hand when you call and then follow the instructions.

Vote By Mail Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS ☐	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

The Board of Directors recommends you vote FOR the following proposal:				The Board of Directors recommends you vote FOR the following proposal:
1. Election of Directors:	For	Against	Abstain			For	Against	Abstain

Barbara A. Boigegrain	☐	☐	☐	3. Advisory approval of the Company’s executive compensation		☐	☐	☐

Robert P. O’Meara	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:				The Board of Directors recommends you vote EVERY YEAR with respect to the following proposal:

	For	Against	Abstain		Every Year	Every 2 Years	Every 3 Years	Abstain

2. Advisory vote ratifying the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2012	☐	☐	☐	4. Advisory vote regarding the frequency of the advisory approval of the Company’s executive compensation	☐	☐	☐	☐

Please sign this proxy card exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Note: In their discretion, the proxies named on the front of this card are authorized to vote upon such other matters as may properly come before the Annual Meeting and at any adjournment or postponement thereof, and for the election of a person to serve as director if any of the nominees above is unable to serve.

Signature (Please sign within box)		Date		Signature (Joint Owners)			Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, Form 10-K, Telephone/Internet insert (BR supplied) are available at www.proxyvote.com.

Proxy Solicited on Behalf of the Board of Directors
Annual Meeting of Stockholders to be Held May 16, 2012

The signatory hereby appoints Paul F. Clemens and Cynthia A. Lance, and each of them, as proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all shares of Common Stock of First Midwest Bancorp, Inc. held of record by the signatory on March 23, 2012, at the 2012 Annual Meeting of Stockholders to be held on May 16, 2012 and at any adjournment or postponement thereof. The signatory hereby further authorizes such proxies to vote in their discretion upon such other matters as may properly come before such Annual Meeting and at any adjournment or postponement thereof. Receipt of the Notice of the 2012 Annual Meeting of Stockholders, the Proxy Statement in connection with such meeting and the 2011 Annual Report to Stockholders is hereby acknowledged. This proxy, when properly executed, will be voted in the manner directed by you. If you sign and return this proxy but do not give any direction it will be voted as recommended by the Board for each Proposal, and in the discretion of the proxies upon such other matters as may properly come before the Annual Meeting. If the shares represented by this proxy are issued to or held for the account of the signatory under the Company’s employee benefit plans, then the signatory hereby directs the trustee to vote such shares as designated on the reverse side.

Continued and to be signed on reverse side